Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Scripps Networks Interactive, Inc.

Knoxville, Tennessee

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Scripps Networks Interactive, Inc. and subsidiaries (the “Company”) as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2017, of the Company and our report dated February 27, 2018, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 27, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Scripps Networks Interactive, Inc.

Knoxville, Tennessee

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Scripps Networks Interactive, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes and the schedule at Page S-2 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2018, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 27, 2018

We have served as the Company’s auditor since 2007.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$130,357	$122,937
Accounts receivable, net of allowances: 2017 - $13,162; 2016 - $26,118	914,812	808,133
Programs and program licenses, net	634,588	591,378
Prepaid expenses and other current assets	68,763	135,651

Total current assets	1,748,520	1,658,099
Programs and program licenses, net (less current portion)	474,714	500,022
Investments	740,810	699,481
Property and equipment, net of accumulated depreciation: 2017 - $370,826; 2016 - $354,435	333,068	286,399
Goodwill, net	1,819,693	1,642,169
Intangible assets, net	1,109,672	1,092,682
Deferred income taxes	104,859	175,291
Other non-current assets	190,344	146,151

Total Assets	$6,521,680	$6,200,294

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$48,149	$42,223
Accrued liabilities	189,656	152,480
Employee compensation and benefits	102,327	123,506
Program rights payable	85,004	70,403
Deferred revenue	148,134	77,987
Current portion of debt	—	249,932

Total current liabilities	573,270	716,531
Debt (less current portion)	2,522,005	2,952,454
Other non-current liabilities	315,217	302,881

Total liabilities	3,410,492	3,971,866

Commitments and contingencies (Note 20)

Shareholders’ equity:
Scripps Networks Interactive (“SNI”) shareholders’ equity:
Preferred stock, $0.01 par - authorized: 25,000,000 shares; none outstanding	—	—
Common stock, $0.01 par:
Class A Common Shares - authorized: 240,000,000 shares; issued and outstanding: 2017 - 96,204,627 shares; 2016 - 95,491,477 shares	962	954
Common Voting Shares - authorized: 60,000,000 shares; issued and outstanding: 2017 - 33,850,481 shares; 2016 - 33,850,481 shares	339	339

Total common stock	1,301	1,293
Additional paid-in capital	1,448,723	1,390,411
Retained earnings	1,341,974	871,766
Accumulated other comprehensive loss	(13,809)	(363,701)

SNI shareholders’ equity	2,778,189	1,899,769
Non-controlling interest (Note 17)	332,999	328,659

Total equity	3,111,188	2,228,428

Total Liabilities and Equity	$6,521,680	$6,200,294

See notes to consolidated financial statements.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year ended December 31,
	2017	2016	2015
Operating revenues:
Advertising	$2,505,257	$2,416,403	$2,062,530
Distribution	955,404	894,367	874,984
Other	101,146	90,665	80,713

Total operating revenues	3,561,807	3,401,435	3,018,227

Operating expenses:
Cost of services, excluding depreciation and amortization	1,253,994	1,193,228	987,357
Selling, general and administrative	881,030	806,733	785,179
Depreciation	58,349	71,559	73,112
Amortization	93,516	123,442	68,647
Goodwill write-down	505	57,878	—

Total operating expenses	2,287,394	2,252,840	1,914,295

Operating income	1,274,413	1,148,595	1,103,932
Interest expense, net	(93,159)	(129,441)	(108,047)
Equity in earnings of affiliates	59,758	71,382	80,916
(Loss) gain on derivatives	(11,302)	17,868	50,256
(Loss) gain on sale of investments	(1,026)	191,824	—
Miscellaneous, net	82,526	(22,450)	(5,193)

Income from operations before income taxes	1,311,210	1,277,778	1,121,864
Provision for income taxes	496,859	430,330	343,391

Net income	814,351	847,448	778,473
Less: net income attributable to non-controlling interests	(190,416)	(173,853)	(171,645)

Net income attributable to SNI	$623,935	$673,595	$606,828

Net income attributable to SNI Class A Common and Common Voting shareholders per share of common stock:
Basic	$4.79	$5.20	$4.68
Diluted	$4.76	$5.18	$4.66
Weighted average shares outstanding:
Basic	130,217	129,529	129,665
Diluted	131,063	130,104	130,255

See notes to consolidated financial statements.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year ended December 31,
	2017	2016	2015
Net income	$814,351	$847,448	$778,473
Other comprehensive income (loss), net of tax:
Foreign currency translation, net of tax: 2017 - ($109); 2016 - ($3,652); 2015 - $1,695	353,523	(226,355)	(76,937)
Pension plan and SERP liability, net of tax: 2017 - $2,069; 2016 - $4,067; 2015 - ($1,878)	(3,576)	(6,999)	775

Comprehensive income	1,164,298	614,094	702,311
Less: comprehensive income attributable to non-controlling interests	(190,471)	(173,967)	(167,825)

Comprehensive income attributable to SNI	$973,827	$440,127	$534,486

See notes to consolidated financial statements.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2017	2016	2015
Operating Activities:
Net income	$814,351	$847,448	$778,473
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	58,349	71,559	73,112
Amortization	93,516	123,442	68,647
Goodwill write-down	505	57,878	—
Investment write-down	—	10,701	—
Program amortization	997,862	934,419	783,456
Program payments	(993,420)	(915,486)	(875,554)
Equity in earnings of affiliates	(59,758)	(71,382)	(80,916)
Share-based compensation	40,219	35,198	29,568
Loss (gain) on derivatives	11,302	(17,868)	(50,256)
Loss (gain) on sale of investments	1,026	(191,824)	—
(Gain) loss on foreign currency transactions	(86,690)	16,137	22,430
Dividends received from equity investments	77,780	65,277	93,624
Deferred income taxes	67,854	(10,427)	(24,678)
Changes in working capital accounts:
Accounts receivable, net	(86,022)	(2,462)	(79,070)
Other assets	8,962	(17,657)	(12,702)
Accounts payable	1,926	8,887	(1,501)
Deferred revenue	70,252	(17,150)	44,040
Accrued / refundable income taxes	94,371	29,480	41,201
Other liabilities	(32,304)	11,790	32,360
Other, net	(24,287)	(19,134)	(29,250)

Cash provided by operating activities	1,055,794	948,826	812,984

Investing Activities:
Additions to property and equipment	(75,641)	(74,406)	(52,480)
Collections of note receivable	4,547	4,073	4,655
Purchase of investments	(21,112)	(15,916)	(35,023)
Sale of investments	46,733	226,484	—
Purchase of subsidiary companies, net of cash acquired	(10,320)	(450)	(539,309)
Investment in intangible	—	(11,634)	—
Foreign currency call option premium	—	—	(16,000)
Settlements of derivatives	(11,302)	18,482	65,824
Other, net	2,079	(5,902)	(32,167)

Cash (used in) provided by investing activities	(65,016)	140,731	(604,500)

Financing Activities:
Proceeds from debt	630,000	475,000	3,180,764
Repayments of debt	(1,315,000)	(890,000)	(1,930,000)
Debt issuance costs	—	—	(14,491)
Early extinguishment of debt	—	(380,648)	(652,104)
Purchases of non-controlling interests	(15)	(103,500)	(853,853)
Dividends paid to non-controlling interests	(186,116)	(157,687)	(189,539)
Dividends paid	(156,684)	(129,725)	(118,857)
Repurchases of Class A Common Shares	—	—	(288,502)
Proceeds from stock options	23,662	15,110	9,207
Other, net	1,070	(3,993)	(18,368)

Cash used in financing activities	(1,003,083)	(1,175,443)	(875,743)

Effect of exchange rate changes on cash and cash equivalents	19,725	(14,621)	12,539

Increase (decrease) in cash and cash equivalents	7,420	(100,507)	(654,720)
Cash and cash equivalents - beginning of period	122,937	223,444	878,164

Cash and cash equivalents - end of period	$130,357	$122,937	$223,444

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$93,472	$131,158	$95,336

Income taxes paid	$341,801	$408,275	$318,920

See notes to consolidated financial statements.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share and per share amounts)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Equity	Redeemable Non-controlling Interests
December 31, 2014	$1,321	$1,359,023	$79,994	$(57,891)	$302,140	$1,684,587	$96,251

Comprehensive income (loss)			606,828	(72,342)	170,585	705,071	(2,760)
Redeemable non-controlling interest fair value adjustments			(17,794)			(17,794)	17,794
Purchase of non-controlling interest					(853,853)	(853,853)
Addition to non-controlling interests					858,530	858,530	700
Dividends paid to non-controlling interests					(164,157)	(164,157)	(12,985)
Dividends declared and paid: $0.92 per share			(118,857)			(118,857)
Repurchases of Class A Common Shares: 3,986,275 shares	(40)	(43,677)	(244,785)			(288,502)
Convert 466,690 Common Voting Shares to Class A Common Shares	—					—
Share-based compensation		29,568				29,568
Exercise of employee share options: 285,938 shares issued	2	9,207				9,209
Other share-based compensation, net: 515,010 shares issued; 164,104 shares repurchased	4	(7,860)				(7,856)
Tax impact of compensation plans		1,230				1,230

December 31, 2015	$1,287	$1,347,491	$305,386	$(130,233)	$313,245	$1,837,176	$99,000

Comprehensive income (loss)			673,595	(233,468)	172,949	613,076	1,018
Redeemable non-controlling interest fair value adjustments			(3,482)			(3,482)	3,482
Purchase of non-controlling interest						—	(103,500)
Tax impact of purchase of non-controlling interest			26,058			26,058
Addition to non-controlling interests					152	152
Dividends paid to non-controlling interests					(157,687)	(157,687)
Dividends declared and paid: $1.00 per share			(129,725)			(129,725)
Share-based compensation		35,198				35,198
Exercise of employee share options: 351,973 shares issued	3	15,107				15,110
Other share-based compensation, net: 450,005 shares issued; 149,101 shares repurchased	3	(6,950)				(6,947)
Tax impact of compensation plans		(501)				(501)
Impact of ASC 718 implementation		66	(66)			—

December 31, 2016	$1,293	$1,390,411	$871,766	$(363,701)	$328,659	$2,228,428	$—

Comprehensive income			623,935	349,892	190,471	1,164,298
Disposal of non-controlling interests					(15)	(15)
Tax impact of purchase of non-controlling interest			2,957			2,957
Dividends paid to non-controlling interests					(186,116)	(186,116)
Dividends declared and paid: $1.20 per share			(156,684)			(156,684)
Share-based compensation		40,219				40,219
Exercise of employee share options: 483,195 shares issued	5	23,657				23,662
Other share-based compensation, net: 331,513 shares issued; 101,558 shares repurchased	3	(5,564)				(5,561)

December 31, 2017	$1,301	$1,448,723	$1,341,974	$(13,809)	$332,999	$3,111,188	$—

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

As used in the notes to the consolidated financial statements, the terms “SNI,” “Scripps,” “the Company,” “we,” “our,” “us” or similar terms may, depending on the context, refer to Scripps Networks Interactive, Inc., to one or more of its consolidated subsidiary companies or to all of them taken as a whole.

Description of Business

SNI operates in the media industry and has interests in domestic and international television networks and internet-based media properties.

The Company has two reportable segments: U.S. Networks and International Networks.

U.S. Networks includes our six domestic television networks: HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country. Additionally, U.S. Networks includes websites associated with the aforementioned television brands and other internet and digital businesses serving home, food and travel lifestyle-related categories. U.S. Networks also includes our digital content studio, Scripps Lifestyle Studios. We own 100.0 percent of each of our networks, with the exception of Food Network and Cooking Channel, of which we own 68.7 percent.

International Networks includes the TVN portfolio of networks as well as HGTV Poland and other lifestyle-oriented networks available in the UK, EMEA, APAC and Latin America. International Networks also includes our 50.0 percent share of the results of UKTV, a general entertainment and lifestyle channel platform in the UK.

Basis of Presentation

The consolidated financial statements include the accounts of SNI and its majority-owned or controlled subsidiaries after elimination of intercompany accounts and transactions. Investments in which the Company lacks control but has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method of accounting. Investments in entities in which SNI has no control or significant influence and is not the primary beneficiary are accounted for using the cost method of accounting.

The results of companies acquired or disposed of are included in the consolidated financial statements from the effective date of acquisition or up to the date of disposal, respectively.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates, judgements and assumptions that affect amounts and related disclosures reported in the consolidated financial statements and accompanying footnotes, including the selection of appropriate accounting principles that reflect the economic substance of the underlying transactions and the assumptions on which to base accounting estimates. In reaching such decisions, judgment is applied based on analysis of the relevant circumstances, including historical experience, actuarial studies and other assumptions. Actual results could differ from estimates.

Estimates, judgments, and assumptions inherent in the preparation of the consolidated financial statements include: accounting for business acquisitions and dispositions, asset impairments, equity method investments, revenue recognition, program assets, depreciation and amortization, defined benefit plans, share-based compensation, income taxes, fair value measurements and contingencies.

Concentration Risks

The Company’s primary sources of revenues include adverting sales and distribution fees, with between approximately 70.3 percent and 71.0 percent of our consolidated total operating revenues derived from advertising sales during 2017 and 2016, respectively. Operating results can be affected by changes in the demand for such services both nationally and in individual markets.

The four largest distributors in the United States provide service to approximately 78.6 percent of homes receiving HGTV, Food Network and Travel Channel. Combined, the eight largest distributors in the United States provide service to more than 97.8 percent of homes receiving HGTV, Food Network and Travel Channel. The loss of distribution of our networks by any of these cable or satellite television systems could adversely affect our business.

Foreign Currency Translation

The reporting currency of the Company is the USD. The functional currency of most of the Company’s international subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date, and equity balances are translated at historical rates. Revenues and expenses denominated in foreign currencies are translated at average exchange rates for the respective periods. Foreign currency translation adjustments are recorded as a component of accumulated other comprehensive loss within stockholders’ equity, net of applicable taxes.

Transactions denominated in currencies other than the subsidiaries’ functional currencies are recorded based on exchange rates at the time such transactions arise. Changes in exchange rates with respect to amounts recorded in the consolidated balance sheets related to these items will result in unrealized foreign currency transaction gains and losses based upon period-end exchange rates. These unrealized foreign currency transaction gains and losses are recorded within miscellaneous, net in the consolidated statements of operations.

Reclassifications

Certain amounts within operating activities in our consolidated statements of cash flows for 2016 and 2015 have been reclassified to conform with current year presentation. During 2017, amounts totaling $16.1 million and $22.4 million, previously reported within other, net, for 2016 and 2015, respectively, have been reclassified to (gain) loss on foreign currency transactions. These reclassifications did not have an impact on the reported cash provided by operating activities in our consolidated statements of cash flows for 2016 or 2015.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with an original maturity of less than three months. Cash equivalents, which primarily consists of money market funds, are carried at cost plus accrued income, which approximates fair value.

Accounts Receivable

Accounts receivable includes amounts billed and currently due from customers and are presented net of an estimate for uncollectible accounts. The Company periodically evaluates outstanding receivable balances to assess collectability. Allowances for uncollectible accounts are generally based on market trends, economic conditions, aging of receivables, historical experience and customer specific risks of default.

We extend credit to customers based upon our assessment of their individual financial condition. Collateral is generally not required from customers.

Investments

The Company holds investments that are accounted for using both the equity method and cost method of accounting. We utilize the equity method of accounting to account for investments if we have the ability to exercise significant influence over operating and financial policies of the investee. Significant influence typically exists if a

20.0 percent to 50.0 percent ownership interest in an entity is held unless persuasive evidence to the contrary exists. Under the equity method of accounting, investments are initially recorded at cost and subsequently increased or decreased to reflect our proportionate share of earnings or losses of the equity method investees. Cash payments to equity method investees, such as additional investments, advances and expenses incurred on behalf of investees, as well as payments from equity method investees, such as dividends, distributions and repayments of advances, are recorded as adjustments to investment balances. Goodwill and other intangible assets arising from the acquisition of an equity method investment are included in the carrying value of the investment. As goodwill is not reported separately, it is not separately tested for impairment. Instead, the entire equity method investment is tested for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.

We utilize the cost method of accounting to account for investments where we do not have the ability to exercise significant influence over operating and financial policies of the investee. Under the cost method of accounting, investments are initially recorded at cost and not adjusted to reflect our proportionate share of earnings or losses of the cost method investee.

We regularly review our investments to determine if there has been any other-than-temporary decline in values. These reviews require management judgments that often include estimating the outcome of future events and determining whether factors exist that indicate impairment has occurred. We evaluate, among other factors, the extent to which the carrying value of the investment exceeds fair value, the duration of the decline in fair value below carrying value and the current cash position, earnings and forecasts and near term prospects of the investee. The carrying value of an investment is adjusted when a decline in fair value below cost is determined to be other-than-temporary.

Programs and Program Licenses

Programming is either produced by us or for us by independent production companies or licensed under agreements with independent producers.

Costs of produced content include direct production costs, production overhead, development costs and acquired production costs. Costs incurred for produced content are capitalized, and costs incurred to produce content not expected to be rebroadcast are expensed as incurred. Program licenses generally have fixed terms, limit the number of times we can air the programs and require payments over the terms of the licenses. Licensed program assets and liabilities are recorded when programs become available for airing. Program licenses are not discounted for imputed interest. Program assets are amortized over their estimated useful lives, commencing on their first airing and typically on an accelerated basis based on estimated future cash flows, and are included within cost of services in the consolidated statements of operations.

Estimated future cash flows are based on revenues previously generated from similar content and planned program usage, which can change based upon market acceptance, advertising sales and distribution fees and the number of subscribers receiving our networks. Planned program usage is based on our current expectation of future airings taking into account historical usage of similar content. Accordingly, we periodically review revenue estimates and planned program usage and revise our assumptions if necessary. If actual demand or market conditions are less favorable than projected, a write-down to net realizable value is recorded. Development costs for programs that we have determined will not be produced are expensed.

Deposits expected to be placed in service and the portion of the unamortized program asset balance expected to be amortized within one year are classified as a current asset within programs and program licenses on the consolidated balance sheets, while deposits not expected to be placed in service within one year and the unamortized program asset balance expected to be amortized after one year is separately stated as a non-current asset on the consolidated balance sheets.

Program liabilities payable within one year are classified as a current liability as program rights payable on the consolidated balance sheets, while program liabilities payable after one year are included within other non-current liabilities on the consolidated balance sheets. The carrying value of our program rights liabilities approximate fair value.

Property and Equipment

Property and equipment, including internal use software, is stated at historical cost less accumulated depreciation and impairments. Costs incurred in the preliminary project stage to develop or acquire internal use software or websites are expensed as incurred. Upon completion of the preliminary project stage and management authorization of the project, costs to acquire or develop internal use software, which primarily include coding, designing and developing system interfaces, installation and testing, are capitalized if it is probable the project will be completed and the software will be used for its intended function. Costs incurred after implementation, such as maintenance and training, are expensed as incurred.

Depreciation commences when property or equipment is placed in service for its intend use and is computed using a straight-line method over its estimated useful life as follows:

Category	Useful Life
Buildings and improvements	35 to 45 years

Leasehold improvements	Term of lease or useful life

Program production equipment	3 to 15 years

Office and other equipment	3 to 10 years

Computer hardware and software	3 to 5 years

Goodwill

Goodwill represents the cost of acquisitions in excess of the fair value of the acquired businesses’ tangible assets and separately identifiable intangible assets acquired. Goodwill is allocated to the Company’s reporting units, which are defined as operating segments or groupings of businesses one level below the operating segment level. As of December 31, 2017, our reporting units for purposes of performing the impairment test for goodwill were U.S. Networks and TVN.

Goodwill is not amortized, but is tested for impairment at the reporting unit level at least annually, as of October 1, for the Company, or when events occur or circumstances change that would indicate the fair value of a reporting unit may be below its carrying value. The annual goodwill impairment test allows for the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is greater than its carrying amount. If it is determined, on the basis of qualitative factors, that the fair value of a reporting unit is, more likely than not, less than its carrying value, the quantitative impairment test is required. The quantitative impairment test compares the fair value of the reporting unit, utilizing a combination of a discounted cash flow analysis and market comparables approach, to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Finite-Lived Intangible Assets

Finite-lived intangible assets consist mainly of the value assigned to network distribution rights, customer and advertiser lists, tradenames, broadcast licenses and other acquired rights.

Network distribution rights represent the value assigned to programming services’ relationships with cable and satellite operators and telecommunication suppliers that distribute our content. These relationships provide the opportunity to deliver advertising to viewers. We amortize these contractual relationships on a straight-line basis over the terms of the distribution contracts and expected renewal periods, which approximate 20 years.

Customer and advertiser lists, tradenames, broadcast licenses, acquired rights and other intangible assets are amortized in relation to their expected future cash flows or on a straight-line basis over estimated useful lives of up to 25 years.

Impairment of Long-Lived Assets

Long-lived assets, primarily property and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or circumstances indicate the fair value of the assets may be below its carrying amount. Recoverability for long-lived assets is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate to the carrying amount of the assets. If the undiscounted cash flows are less than the carrying amount of the assets, then the carrying value of the assets are written down to estimated fair values, which are primarily based on forecasted discounted cash flows. Fair value of long-lived assets is determined based on a combination of a discounted cash flows and market approach.

Income Taxes

One of our consolidated subsidiary companies is a general partnership. Generally, income taxes on partnership income and losses accrue to the individual partners. Accordingly, our consolidated financial statements do not include any significant provision for income taxes on the non-controlling partners’ share of this consolidated subsidiary company’s income.

No provision has been made for U.S. or foreign income taxes that could result from future remittances of undistributed earnings of our foreign subsidiaries that management intends to indefinitely reinvest outside the United States.

Income taxes are recorded using the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes are measured using rates the Company expects to apply to taxable income in years in which those temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not such assets will be unrealized.

In determining the Company’s tax provision for financial reporting purposes, we establish a reserve for uncertain tax positions taken, or expected to be taken, on a tax return unless the Company determines that such positions are more likely than not to be sustained upon examination based on their technical merits, including the resolution on any appeals or litigation. Interest and penalties associated with such tax positions are included in the provision for income taxes in the consolidated statements of income. The liability for additional taxes, penalties and interest is included within other non-current liabilities on the consolidated balance sheets.

Revenue Recognition

Revenue is recognized when persuasive evidence of a sales arrangement exists, delivery occurs or services are rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenue is reported net of sales taxes, value added taxes and other taxes collected from our customers.

Our primary sources of revenues are from advertising sales on our television and digital networks and from distribution fees earned from the right to distribute our content.

Advertising

Advertising revenues are recognized, net of agency commissions, when advertisements are displayed.

Advertising contracts for television may guarantee advertisers a minimum audience level for the programs in which their advertisements are broadcast. Advertising revenues are recognized for the actual audience level delivered. We provide the advertiser with additional advertising spots in future periods if guaranteed audience levels are not delivered. If guaranteed audience levels are not met, revenues are deferred for any shortfall until guaranteed audience levels are delivered, and an ADU accrual for “make-good” advertisements is recorded as a reduction of revenue. The estimated make-good accrual is adjusted throughout the term of the advertising contracts.

Digital advertising includes (i) fixed duration campaigns whereby a banner, text or other advertisement appears for a specified period of time for a fee; (ii) impression-based campaigns where the fee is based upon the number of times an advertisement appears in web pages viewed by a user; and (iii) click-through based campaigns where the fee is based upon the number of users who click on an advertisement and are directed to the advertiser’s website. Advertising revenues from fixed duration campaigns are recognized over the period in which the advertising appears. Internet and digital advertising revenue that is based upon the number of impressions delivered or the number of click-throughs achieved is recognized as impressions are delivered or click-throughs occur.

Distribution

Cable, satellite and telecommunication service providers typically pay a per subscriber fee for the right to distribute our content under the terms of multi-year distribution contracts. Programming is delivered throughout the term of the agreement, and revenue is recognized as programming is provided based on contracted programming rates and reported subscriber levels. The amount of distribution fees received by the Company are based on amounts reported by distributors based on actual subscriber levels. Since actual subscriber information is not received until after the close of the reporting period, the number of subscribers receiving the Company’s programming is estimated for the reporting period. Adjustments to record actual subscribers have historically not been materially different from estimates.

Distribution fees are reported net of volume discounts and incentives, which include cash payments, provided to distributors in exchange for initial multi-year distribution contracts.

Revenues associated with digital distribution arrangements are recognized when we transfer control and the rights to distribute the content to a customer.

Cost of Services

Cost of services reflects the cost of providing our broadcast signal, programming and other content to various distribution platforms. The expenses captured within cost of services in our consolidated statements of operations include programming, primarily amortization, satellite transmission fees, production and operations and other direct costs.

Marketing and Advertising

Marketing and advertising costs, which totaled $197.6 million in 2017, $161.1 million in 2016 and $169.1 million in 2015, are reported within selling, general and administrative in the consolidated statements of operations and include costs incurred to promote our businesses and attract traffic to our digital platforms. Advertising production costs are deferred and expensed the first time the advertisement is shown. Marketing and other advertising costs are expensed as incurred.

Share-Based Compensation

We have a Long-Term Incentive Plan (the “LTI Plan”) that was amended in the second quarter of 2015 (the “2015 Amended LTI Plan”) and which is described more fully in Note 18 – Shareholders’ Equity. The 2015 Amended LTI Plan provides for long-term incentive compensation for key employees and members of the Board. The 2015 Amended LTI Plan authorizes the grant of a variety of discretionary awards for employees and non-employee directors in the form of incentive or non-qualified stock options, stock appreciation rights, restricted shares, restricted share units (“RSUs”), performance shares, performance-based restricted share units (“PBRSUs”) and other share-based awards and dividend equivalents.

Compensation expense is based on the grant date fair value of the award. The fair value of awards that grant an individual the underlying shares, such as RSUs and PBRSUs, is measured by the fair value of a Class A Common Share of SNI stock. The fair value of awards that grant an individual the right to the appreciation of the underlying shares, such as stock options, is measured using a binomial lattice model. A Monte Carlo simulation model was used to determine the fair value of awards with market conditions.

Certain awards of Class A Common Shares have performance and service conditions under which the number of shares granted is determined by the extent to which such conditions are satisfied (“Performance Shares”). Compensation expense for Performance Shares not based on market conditions is measured by the grant date fair value of a Class A Common Share. In periods prior to completion of the performance period, compensation expense is based on estimates of the number of shares that will be earned. If the estimated achievement of the performance condition changes, a cumulative adjustment to compensation expense is recognized in the current period. Compensation expense related to Performance Shares with a market-based condition is recognized regardless of whether the market condition is satisfied, provided the requisite service has been provided.

Compensation expense is recognized on a straight-line basis over the requisite service period of the award, with the impact of forfeitures realized as terminations occur. The requisite service period is generally the vesting period stated in the award. Share-based awards generally vest upon the retirement of the employee, so grants to retirement-eligible employees are expensed immediately, and grants to employees who will become retirement-eligible prior to the end of the stated vesting period are expensed over such shorter period.

Net Income per Share

Basic earnings per share (“EPS”) is calculated by dividing net income attributable to SNI by the weighted average number of common shares outstanding, including participating securities outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. We include all unvested share-based awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in both the number of basic and diluted shares outstanding EPS.

The following table presents information about basic and diluted weighted average shares outstanding:

	Year ended December 31,
(in thousands)	2017	2016	2015
Basic weighted average shares outstanding	130,217	129,529	129,665
Effect of dilutive securities:
Unvested share units and shares held by employees	356	245	189
Stock options held by employees and directors	490	330	401

Diluted weighted average shares outstanding	131,063	130,104	130,255

Anti-dilutive share awards	243	1,057	863

For the years ended December 31, 2017, December 31, 2016 and December 31, 2015 the anti-dilutive share-based awards were not included in the computation of diluted weighted average shares outstanding.

3. ACCOUNTING STANDARDS UPDATES

Issued and Adopted

In May 2017, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance related to the scope of modification accounting for equity awards, Compensation – Stock Compensation, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance is effective December 15, 2017, and early adoption was permitted. We early adopted this guidance in the second quarter of 2017. This implementation did not have a material effect on our consolidated financial statements or related disclosures.

In March 2017, the FASB issued new accounting guidance related to the presentation of net periodic pension costs and net periodic postretirement benefit costs, Compensation – Retirement Benefits, which requires that employers sponsoring postretirement benefit plans disaggregate the service cost component from the other components of net benefit cost. The standard also provides explicit guidance on how to present the service cost and other components of net benefit cost in the statement of operations and allows only the service cost component of net benefit cost to be eligible for capitalization. The guidance is effective December 15, 2017, and early adoption was permitted. We early adopted this guidance in the first quarter of 2017. This implementation did not have a material effect on our consolidated financial statements or related disclosures.

In January 2017, the FASB issued new accounting guidance related to intangibles, Simplifying the Test for Goodwill Impairment, which eliminates step two from the goodwill impairment test and requires an entity to perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit to its carrying amount. The guidance also eliminates the requirement to perform a qualitative assessment for any reporting unit with a zero or negative carrying amount. The guidance is effective January 1, 2020, and early adoption is permitted. We early adopted this guidance in the first quarter of 2017. This implementation did not have an effect on our consolidated financial statements or related disclosures.

In January 2017, the FASB issued new accounting guidance related to business combinations, Clarifying the Definition of a Business, which clarifies the definition of a business. The guidance, which impacts acquisitions, disposals, goodwill and consolidation, provides a framework to determine when an integrated set of assets and activities is considered a business. The guidance is effective December 15, 2017, and early adoption was permitted. We early adopted this guidance in the first quarter of 2017. This implementation did not have an effect on our consolidated financial statements or related disclosures.

Issued and Not Yet Adopted

In March 2016, the FASB issued new accounting guidance related to revenue recognition, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which is intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations within the new revenue recognition guidance by clarifying the indicators. This guidance updates the revenue recognition guidance issued in May 2014, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The guidance replaces most existing revenue recognition guidance under GAAP. The guidance became effective January 1, 2018. We have completed our assessment of the new guidance, including identifying new processes and controls to support our revenue recognition under the new guidance, and there will not be a material impact on our consolidated financial statements, with the exception of new disclosures. We adopted this guidance applying the modified retrospective method of adoption.

We currently recognize revenue when persuasive evidence of a sales arrangement exists, delivery occurs or services are rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenue is reported net of sales taxes, value added taxes and other taxes collected from our customers.

Our primary sources of revenues are from advertising sales on our television and digital networks and from distribution fees earned from the right to distribute our content. Other revenue includes the licensing of content and brands, which is generally recognized over the license agreement, and production, which is generally recognized at the completion of the project. Based upon our assessment, there will not be a material change to the timing of revenue recognition in our financial statements.

Advertising

Advertising revenues are recognized, net of agency commissions, when advertisements are aired or displayed.

Advertising contracts for television may guarantee advertisers a minimum number of audience impressions for their advertisements. Advertising revenues are recognized based on our performance obligations which we believe are either our airings of the ads or the actual impressions delivered. If guaranteed impressions are not met, revenues are deferred for any shortfall until guaranteed impressions are delivered and an accrual for “make-good” advertisements is recorded as a reduction of revenue. The estimated make-good accrual is reduced upon delivery of the impressions and revenue is recognized.

Digital advertising includes (i) fixed duration campaigns whereby a banner, text or other advertisement appears for a specified period of time for a fee; (ii) impression-based campaigns where the fee is based upon the number of times an advertisement appears in web pages viewed by a user; and (iii) click-through based campaigns where the fee is based upon the number of users who click on an advertisement and are directed to the advertiser’s website. Advertising revenue from fixed duration campaigns are recognized over the period in which the advertising appears. Internet and digital advertising revenue that is based upon the number of impressions delivered or the number of click-throughs achieved is recognized as impressions are delivered or click-throughs occur.

Revenues are billed upon airing of the advertisement, and undelivered impressions are recorded to deferred revenue. Based upon our assessment, there will not be a material change to the timing of revenue recognition in our financial statements.

Distribution

Cable, satellite and telecommunication service providers typically pay a per subscriber fee for the right to distribute our content under the terms of multi-year distribution contracts. Programming is delivered throughout the term of the agreement, and revenue is recognized as programming is provided based on contracted programming rates and reported subscriber levels. The amount of distribution fees received by the Company are accounted for as a license and are based on amounts reported by distributors based on actual subscriber levels, which is considered the performance obligation for distribution revenues. As the delivery of the subscription feed is considered a constant series of obligations being delivered over time, the performance obligation is considered satisfied and revenue is recognized at the end of each period. Since actual subscriber information is not received until after the close of the reporting period, the number of subscribers receiving the Company’s programming is estimated for the reporting period. Adjustments to record actual subscribers have historically not been materially different from estimates.

Distribution fees are reported net of volume discounts and incentives, which include cash payments, provided to distributors in exchange for initial multi-year distribution contracts.

Revenues associated with distribution fees are recognized when we deliver our content along with a license to distribute the content to a customer. Based upon our assessment, we do not believe there will be a material change to the timing of revenue recognition in our financial statements.

The Company intends to apply the practical expediency of expensing costs that would otherwise be capitalized as assets recognized from costs to obtain or fulfill a contract with a customer when the amortization period is less than 12 months.

In February 2016, the FASB issued new accounting guidance related to leases, Leases, which requires the recognition of an asset and liability arising from leasing arrangements for leases extending beyond an initial period of 12 months. The guidance will increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The guidance is effective January 1, 2019, and early adoption is permitted. We have partially completed our assessment of the new guidance and do not expect a material impact on our consolidated financial statements or related disclosures. We expect to complete the remainder of our assessment and resulting changes to our processes and controls in 2018.

4. SIGNIFICANT TRANSACTIONS

Merger Agreement with Discovery Communications, Inc.

On July 30, 2017, the Company entered into the Merger Agreement with Discovery and Merger Sub, resulting in the Merger for a purchase price reflecting a total enterprise value of approximately $14.6 billion for the Company.

Subject to the terms and conditions set forth in the Merger Agreement, including the collar mechanism described below, holders of the Company’s Class A Common Shares and Common Voting Shares, collectively the “SNI Shares”, will receive $63.00 in cash and $27.00 (based on Discovery’s July 21, 2017 closing price) in Discovery’s Series C Common Shares (“Series C Shares” or “DISCK”) for each SNI Share, (the “Merger Consideration”).

The stock portion of the Merger Consideration will be subject to a collar based on the volume weighted average price of Discovery’s Series C Shares measured cumulatively over the 15 trading days ending on the third trading day prior to closing (the “Average Discovery Price”). Holders of SNI Shares will receive 1.2096 Series C Shares if the Average Discovery Price is less than $22.32 and 0.9408 Series C Shares if the Average Discovery Price is greater than $28.70. If the Average Discovery Price is greater than or equal to $22.32 but less than or equal to $28.70, holders of SNI Shares will receive a number of Series C Shares between 1.2096 and 0.9408 equal to $27.00 in value. If the Average Discovery Price is between $22.32 and $25.51, Discovery has the option to pay additional cash instead of issuing more shares.

The Merger was approved unanimously by the Board of Directors of both SNI and Discovery and is subject to review by regulatory authorities in the U.S. and other jurisdictions. The Merger Agreement is also subject to a number of conditions, including, among other things and as further described in the Merger Agreement: (i) obtaining certain Required Governmental Consents (as defined in the Merger Agreement), (ii) the absence of specified adverse laws or orders, (iii) the Discovery Series C Shares being approved for listing on the NASDAQ Stock Market, (iv) the representations and warranties of the Company and Discovery being true and correct, subject to the materiality standards contained in the Merger Agreement, (v) the parties having complied in all material respects with their respective obligations under the Merger Agreement and (vi) no Company Material Adverse Effect or Discovery Material Adverse Effect (each as defined in the Merger Agreement) having occurred since signing of the Merger Agreement. On October 19, 2017, the SEC declared the registration statement on Form S-4 relating to the Merger effective, and on November 17, 2017, the shareholders of SNI approved the Merger and the adoption of the Merger Agreement, and the shareholders of Discovery approved the issuance of the Series C Shares by Discovery in connection with the Merger, each satisfying an additional condition to the closing of the transaction.

The transaction is expected to close in the first quarter of 2018. The full terms of the transaction are included in the Merger Agreement dated July 30, 2017, which was included as Exhibit 2.1 to the Form 8-K filed with the SEC on July 31, 2017.

In connection with the Merger Agreement, we have made certain representations, warranties and covenants, including, among other things, customary covenants to conduct business in the ordinary course consistent with past practice and to refrain from taking specified actions without Discovery’s consent during the period prior to closing.

We incurred $29.3 million of Merger related expenses during the year ended December 31, 2017, including $28.9 million and $0.4 million classified as selling, general and administrative and cost of services, respectively, in our consolidated statements of operations.

N-Vision and TVN Acquisitions

On July 1, 2015 (the “Acquisition Date”), we acquired, through a wholly-owned subsidiary, 100.0 percent of the outstanding shares of N-Vision, which held a majority interest in TVN, for approximately €1,440.0 million, or $1,608.6 million. The Acquisition was funded with a portion of the net proceeds from the $1,500.0 million debt offering executed in June 2015 (the “Financing”) (see Note 13 – Debt). The majority of the remaining debt proceeds were used to purchase the residual outstanding shares of TVN through the Tender Offer for approximately $831.5 million and Squeeze-out for approximately $22.4 million, which were both completed during the third quarter of 2015. Total consideration for the Transactions was approximately $2,462.5 million.

To minimize the volatility in the purchase price that may have resulted from EUR to USD currency exchange rate changes, we entered into a foreign currency option contract during the first quarter of 2015 that effectively set the USD cash consideration for the Acquisition. We paid a $16.0 million premium to provide the Company a call option on €584 million at a cost of $625.0 million. The premium is reflected as both an expense in (loss) gain on derivatives within operating activities and as a cash outflow from foreign currency call option premium within investing activities in our consolidated statements of cash flows for the year ended December 31, 2015. The foreign currency option contract was settled during the second quarter of 2015, and the $31.9 million resulting gain is reflected as both a loss (gain) in gain on derivatives within operating activities and as a cash inflow from settlement of derivatives within investing activities in our consolidated statements of cash flows for the year ended December 31, 2015.

The net impact of the various foreign currency contracts executed as a result of the Transactions resulted in a $44.2 million net gain for the year ended December 31, 2015, which is included within (loss) gain on derivatives in our consolidated statements of operations.

We incurred $15.1 million of TVN transaction and integration related expenses for the year ended December 31, 2016, which are included within selling, general and administrative in our consolidated statements of operations.

The following unaudited pro forma information presents the combined results of operations as if the Transactions had occurred at the beginning of fiscal year 2014, with TVN’s pre-acquisition results combined with SNI’s historical results prior to the Transactions. The 2016 and 2017 consolidated financial statements include the results of TVN for the entire period. These pro forma results do not necessarily reflect what would have occurred if the Acquisition had taken place January 1, 2014, nor do they represent the results that may occur in the future.

(in thousands)	Year ended December 31,
Pro Forma Results (unaudited)	2015
Pro Forma Revenues	$3,236,344
Pro forma net income attributable to SNI	$584,618
Pro forma net income attributable to SNI Class A Common and Common Voting shareholders per share of common stock:
Basic	$4.51
Diluted	$4.49
Weighted average shares outstanding:
Basic	129,665
Diluted	130,255

TVN contributed operating revenues of $224.7 million and operating income of $36.7 million for the year ended 2015 from the Acquisition Date through December 31, 2015.

Other Transactions

In July 2017, the Company sold a wholly-owned entity for PLN 7.3 million, or $2.0 million, resulting in a PLN 5.6 million, or $1.3 million, loss for the year ended December 31, 2017, which is recorded in (loss) gain on sale of investments in our consolidated statements of operations and as a loss (gain) on sale of investments within operating activities in our consolidated statements of cash flows. The $2.0 million of cash received from the sale of this entity is included in sale of investments within investing activities in our consolidated statements of cash flows. This investment was previously included within the International Networks’ segment results.

We recognized the following from this wholly-owned investment:

	Year ended December 31,
(in thousands)	2017	2016	2015
Operating revenues	$8,483	$13,966	$5,463
Loss from operations before income taxes	$(2,039)	$(4,313)	$(2,755)

In May 2017, we acquired 100.0 percent of Spoon Media, Inc. (“Spoon”), a campus-oriented food resource for millennials, for $11.5 million in cash, which is included in purchase of subsidiary companies, net of cash acquired within investing activities in our consolidated statement of cash flows. As a result of the Spoon acquisition, we recorded $10.3 million of goodwill.

In December 2016, we purchased the remaining 30.0 percent non-controlling interest in FNLA for $4.5 million, resulting in our 100.0 percent ownership of FNLA.

In June 2016, we acquired a new network distribution right in Italy for €10.4 million, or approximately $11.6 million. The new distribution right was recorded as an intangible asset with a four year straight-line amortizable life. The acquisition of this asset is included in investment in intangible within investing activities in our consolidated statements of cash flows.

In February 2016, we purchased the remaining 35.0 percent non-controlling interest in Travel Channel for $99.0 million, resulting in our 100.0 percent ownership of Travel Channel.

5. EMPLOYEE TERMINATION PROGRAMS

Reorganization

During the fourth quarter of 2015, we executed the Reorganization and committed to undertaking activities intended to streamline and integrate the management of our domestic networks, creating a cohesive and holistic organization. Our 2017 operating results reflect an immaterial impact, while our 2016 and 2015 operating results include expense of $16.3 million and $3.9 million, respectively. The $16.3 million of expense in 2016 was classified as $10.8 million of selling, general and administrative and $5.5 million of cost of services, while the $3.9 million of expense in 2015 was classified as $3.2 million of selling, general and administrative and $0.7 million of cost of services. As a result, net income attributable to SNI was reduced by $10.1 million and $2.4 million in 2016 and 2015, respectively. The Reorganization was completed in the first quarter of 2017.

A rollforward of the liability related to the Reorganization is as follows:

	Year ended December 31, 2017
(in thousands)	U.S. Networks	International Networks	Corporate and Other	Total
Liability as of December 31, 2016	$1,955	$—	$1,585	$3,540
Net accruals	(142)	—	39	(103)
Payments	(1,813)	—	(1,624)	(3,437)

Liability as of December 31, 2017	$—	$—	$—	$—

	Year ended December 31, 2016
(in thousands)	U.S. Networks	International Networks	Corporate and Other	Total
Liability as of December 31, 2015	$3,258	$—	$8	$3,266
Net accruals	10,539	—	5,765	16,304
Payments	(11,159)	—	(3,043)	(14,202)
Non-cash (a)	(683)	—	(1,145)	(1,828)

Liability as of December 31, 2016	$1,955	$—	$1,585	$3,540

(a)	Primarily represents the reclassification of current period charges for share-based compensation.

The liability for the Reorganization is included within accrued liabilities on our consolidated balance sheet as of December 31, 2016.

Restructuring Plan

During the fourth quarter of 2014, we executed the Restructuring Plan and provided qualified employees with voluntary early retirement packages and notified employees of the elimination of certain positions within the Company. We also announced that we would be closing our Cincinnati office location in late 2015 and relocating certain positions to our Knoxville headquarters. Our 2016 and 2015 operating results include a gain of $0.3 million and expense of $17.9 million, respectively. The $17.9 million of expense in 2015 was classified as $13.3 million of selling, general and administrative, $2.8 million of cost of services and $1.8 million of depreciation. As a result, net income attributable to SNI was increased by $0.2 million in 2016 and reduced by $11.1 million in 2015. The Restructuring Plan was completed in the fourth quarter of 2016.

A rollforward of the liability related to the Restructuring is as follows:

	Year ended December 31, 2016
(in thousands)	U.S. Networks	International Networks	Corporate and Other	Total
Liability as of December 31, 2015	$605	$—	$5,314	$5,919
Net accruals	5	—	(315)	(310)
Payments	(610)	—	(4,315)	(4,925)
Non-cash (a)	—	—	(684)	(684)

Liability as of December 31, 2016	$—	$—	$—	$—

(a)	Primarily represents the reclassification of current period charges for accelerated depreciation, pension payments made from the pension plan and share-based compensation.

6. FAIR VALUE MEASUREMENT

Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities carried at fair value are classified in one of three categories described below.

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs, other than quoted market prices in active markets, that are observable either directly or indirectly. Quoted prices for similar instruments in active markets or model driven valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

There were no transfers of assets or liabilities between the fair value measurement classifications during the periods presented.

Recurring Measurements

	December 31, 2017
(in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$41,517	$41,517	$—	$—

Total	$41,517	$41,517	$—	$—

	December 31, 2016
(in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$658	$658	$—	$—

Total	$658	$658	$—	$—

Other Financial Instruments

The carrying values of our financial instruments do not materially differ from their estimated fair values as of December 31, 2017 and December 31, 2016, except for debt, which is disclosed in Note 13 – Debt.

Non-Recurring Measurements

The majority of the Company’s non-financial instruments, which include goodwill, other intangible assets and property and equipment, are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur such that a non-financial instrument is required to be evaluated for impairment, or at least annually for goodwill, a resulting asset impairment would require that the non-financial instrument be recorded at the lower of carrying value or fair value.

7. INVESTMENTS

Investments consisted of the following:

	December 31,
(in thousands)	2017	2016
Equity method investments	$662,309	$641,327
Cost method investments	78,501	58,154

Total investments	$740,810	$699,481

Investments accounted for using the equity method include the following:

	December 31,
	2017	2016
UKTV	50.0%	50.0%
HGTV Magazine	50.0%	50.0%
Food Network Magazine	50.0%	50.0%
Everytap	—	40.0%
HGTV Canada	33.0%	33.0%
nC+	32.0%	32.0%
Food Canada	29.0%	29.0%
Cooking Channel Canada	29.0%	29.0%
Onet	—	25.0%

UKTV

UKTV receives financing through a loan (the “UKTV Loan”) provided by SNI. The UKTV Loan is reported within other non-current assets on our consolidated balance sheets and totaled $102.8 million and $93.9 million as of December 31, 2017 and December 31, 2016, respectively. As a result of this financing arrangement and the level of equity investment at risk, we have determined that UKTV is a variable interest entity (“VIE”). SNI and its partner in the venture, the BBC, share equally in the profits of the entity, have equal representation on UKTV’s board of directors and share voting control in such matters as approving annual budgets, initiating financing arrangements and changing the scope of the business. However, the BBC maintains control over certain operational aspects of the business related to programming content, scheduling and editorial and creative development of UKTV. Additionally, certain key management personnel of UKTV are employees of the BBC. Since we do not control these activities that are critical to UKTV’s operating performance, we have determined that we are not the primary beneficiary of the entity and, therefore, account for the investment under the equity method of accounting. The Company’s investment in UKTV totaled $319.2 million and $305.1 million as of December 31, 2017 and December 31, 2016, respectively.

A portion of the purchase price from our 50.0 percent investment in UKTV was attributed to amortizable intangible assets, which are included in the carrying value of our UKTV investment. Amortization expense attributed to intangible assets recognized upon acquiring our interest in UKTV reduces the equity in earnings we recognize from our UKTV investment. Accordingly, equity in earnings of affiliates includes our $37.3 million and $46.0 million proportionate share of UKTV’s results for the years ended December 31, 2017 and December 31, 2016, respectively, which were reduced by amortization of $12.3 million and $12.9 million for the years ended December 31, 2017 and December 31, 2016, respectively.

Amortization that reduces the Company’s equity in UKTV’s earnings for future periods is expected to be as follows:

(in thousands)	Estimated Amortization*
2018	$13,082
2019	$13,368
2020	$13,559
2021	$12,563
2022	$9,063
Thereafter	$79,297

*	The functional currency of UKTV is the GBP, so these amounts are subject to change as the GBP to USD exchange rate fluctuates.

nC+

The Company, through its ownership of TVN, has an investment in nC+. A portion of the purchase price from our 32.0 percent investment in nC+ was attributed to amortizable intangible assets, which are included in the carrying value of our nC+ investment. Amortization expense attributed to intangible assets recognized upon acquiring our interest in nC+ reduces the equity in earnings we recognize from our nC+ investment. Accordingly, equity in earnings of affiliates includes our $8.4 million and $6.6 million proportionate share of nC+’s results for the years ended December 31, 2017 and December 31, 2016, respectively, which were reduced by amortization of $4.1 million and $0.9 million for the years ended December 31, 2017 and December 31, 2016, respectively.

Amortization that reduces the Company’s equity in nC+’s earnings for future periods is expected to be as follows:

(in thousands)	Estimated Amortization*
2018	$4,428
2019	$4,428
2020	$4,428
2021	$4,428
2022	$4,428
Thereafter	$20,968

*	The functional currency of nC+ is the PLN, so these amounts are subject to change as the PLN to USD exchange rate fluctuates.

Acquisitions

In June 2017, the Company invested $10.0 million in fuboTV, Inc., a sports-centric internet television streaming service with popular live sports and entertainment content providing access via multiple devices. In December 2017, the Company invested an additional $2.4 million in fuboTV. This investment is accounted for using the cost method of accounting.

In May 2017, the Company invested $7.0 million in Philo, a cutting-edge campus television solution providing access to students on devices that expand beyond traditional cable systems. This investment is accounted for using the cost method of accounting.

In September 2016 and June 2016, the Company invested $5.0 million in Pluto TV and an additional $4.7 million in Refinery29, respectively. The investments are both accounted for using the cost method of accounting.

In December of 2016, the Company launched Cooking Channel Canada, with an initial investment of CAD 7.5 million, or approximately $5.7 million, for a 29.0 percent non-controlling interest.

Dispositions

In April 2017, the Company agreed to exercise our put right to sell our 25.0 percent interest in Onet to the controlling interest holder for PLN 185.0 million, or $46.7 million. The sale was executed in July 2017 and resulted in a $1.4 million gain for the year ended December 31, 2017, which is recorded in (loss) gain on sale of investments in our consolidated statements of operations and as a loss (gain) on sale of investments within operating activities in our consolidated statements of cash flows. The $46.7 million of cash received from the sale of Onet is included in sale of investments within investing activities in our consolidated statements of cash flows.

In June 2016, an investment in which the Company accounted for using the cost method was sold. The proceeds from the sale totaled $1.5 million and resulted in a $16.4 million loss recognized for the year ended December 31, 2016, which is recorded in (loss) gain on sale of investments in our consolidated statements of operations and as a loss (gain) on sale of investments within operating activities in our consolidated statements of cash flows. The $1.5 million cash received from the sale of this investment is included in sale of investments within investing activities in our consolidated statement of cash flows.

In February 2016, the Company sold its 7.3 percent equity interest in Fox Sports South to the controlling interest holder for $225.0 million upon the exercise of the Company’s put right. The sale of this ownership interest resulted in a $208.2 million gain for the year ended December 31, 2016, which is recorded in (loss) gain on sale of investments in our consolidated statements of operations and as a loss (gain) on sale of investments within operating activities in our consolidated statements of cash flows. The $225.0 million of cash received from the sale of Fox Sports is included in sale of investments within investing activities in our consolidated statements of cash flows. Further, the gain on sale resulted in tax expense of approximately $73.7 million for the year ended December 31, 2016.

Impairments/Write-offs

In the third quarter of 2017, the Company wrote off two equity method investments and one cost method investment, resulting in a of $1.1 million loss on sale of investments in the aggregate, which is recorded in (loss) gain on sale of investments in our consolidated statements of operations and as a loss (gain) on sale of investments within operating activities in our consolidated statements of cash flows. The equity method investments were previously included within the International Networks’ segment results, and the cost method investment was included within Corporate and Other. The equity in earnings of affiliates related to the equity method investments was not material for any period presented.

In the fourth quarter of 2016, the Company became aware of updated financial projections that were below previous projections for an equity method investment, resulting in an impairment analysis. As a result, we identified a write-down of $10.7 million associated with this equity-method investment. This impact was recorded in miscellaneous, net within our 2016 consolidated statement of operations.

8. PROGRAMS AND PROGRAM LICENSES

Programs and program licenses consisted of the following:

	December 31,
(in thousands)	2017	2016
Cost of programs available for broadcast	$2,758,730	$2,610,364
Accumulated amortization	(1,971,839)	(1,823,985)

Cost of programs available for broadcast, net	786,891	786,379
Progress payments on programs not yet available for broadcast	322,411	305,021

Total programs and program licenses	$1,109,302	$1,091,400

In addition to the programs produced or licensed by us included in the table above, we have commitments to produce or license certain programming that is not yet available for broadcast. Additional remaining obligations under contracts to produce or license programs not yet available for broadcast totaled approximately $424.1 million and $408.4 million as of December 31, 2017 and December 31, 2016, respectively. If the programs are not produced by us or the licensor, our commitment would generally expire without obligation.

Actual amortization in each of the next five years will exceed the amounts currently recorded as assets and presented above, as we will continue to produce and license additional programs. Estimated amortization of recorded program assets and the remaining obligations under contracts to purchase or license programs not yet available for broadcast, for each of the next five years is as follows:

(in thousands)	Programs Available for Broadcast	Programs Not Yet Available for Broadcast	Total
2018	$454,603	$318,718	$773,321
2019	221,377	207,152	428,529
2020	83,874	80,072	163,946
2021	23,817	30,510	54,327
2022	2,835	9,659	12,494
Later years	385	6	391

Total	$786,891	$646,117	$1,433,008

Programming, which consists of program amortization and program impairments, is included within cost of services in our consolidated statements of operations. Program impairments totaled $86.7 million in 2017, $90.7 million in 2016 and $70.4 million in 2015.

9. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
(in thousands)	2017	2016
Land and improvements	$24,720	$22,744
Buildings and improvements	210,239	193,146
Equipment	212,916	188,908
Computer software	256,019	236,036

Total	703,894	640,834
Accumulated depreciation	(370,826)	(354,435)

Property and equipment, net	$333,068	$286,399

10. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill consisted of the following:

	December 31, 2017
(in thousands)	Gross	Accumulated Impairments (1)	Net
Goodwill	$1,922,462	$(102,769)	$1,819,693

(1) $19.7 million and $83.1 million of accumulated impairments to goodwill are within U.S. Networks and International Networks, respectively.

	December 31, 2016
(in thousands)	Gross	Accumulated Impairments (1)	Net
Goodwill	$1,744,433	$(102,264)	$1,642,169

(1) $19.7 million and $82.6 million of accumulated impairments to goodwill are within U.S. Networks and International Networks, respectively.

Goodwill activity by business segment consisted of the following:

(in thousands) Goodwill	U.S. Networks	International Networks	Corporate and Other	Total
December 31, 2015	$510,484	$1,294,264	$—	$1,804,748
Purchase price allocation adjustments	—	(46,124)	—	(46,124)
Additions - business acquisitions	—	450	—	450
Write-down/impairment	—	(57,878)	—	(57,878)
Foreign currency translation	—	(59,027)	—	(59,027)

December 31, 2016	$510,484	$1,131,685	$—	$1,642,169
Additions - business acquisitions	10,320	—	—	10,320
Write-down/impairment	—	(505)	—	(505)
Foreign currency translation	—	167,709	—	167,709

December 31, 2017	$520,804	$1,298,889	$—	$1,819,693

To determine the fair value of our reporting units, we used market data and discounted cash flow analyses. As the primary determination of fair value is determined using a discounted cash flow model, the resulting fair value is considered a Level 3 measurement. During the annual impairment analysis in 2016, management identified goodwill that was deemed to be impaired based upon economic conditions that differ from those forecasted in previous periods. Goodwill write-down totaled $0.5 million related to the sale of a TVN-owned entity in 2017 and $57.9 million related to our EMEA and APAC reporting units, which were completely written down in 2016 totaled $57.9 million, These write-downs are included within goodwill write-down in our consolidated statements of operations.

Intangible assets consisted of the following:

	December 31, 2017
(in thousands) Intangible assets	Gross	Accumulated Amortization	Net
Acquired network distribution rights	$747,941	$(278,657)	$469,284
Customer and advertiser lists	233,451	(117,134)	116,317
Copyrights and other tradenames	422,575	(98,058)	324,517
Broadcast licenses	137,773	(16,058)	121,715
Acquired rights and other	120,160	(42,321)	77,839

Total	$1,661,900	$(552,228)	$1,109,672

	December 31, 2016
(in thousands) Intangible assets	Gross	Accumulated Amortization	Net
Acquired network distribution rights	$717,834	$(232,856)	$484,978
Customer and advertiser lists	209,314	(93,232)	116,082
Copyrights and other tradenames	362,236	(61,286)	300,950
Broadcast licenses	114,832	(7,861)	106,971
Acquired rights and other	119,885	(36,184)	83,701

Total	$1,524,101	$(431,419)	$1,092,682

Intangible assets activity by business segment consisted of the following:

(in thousands) Intangible Assets	U.S. Networks	International Networks	Corporate and Other	Total
December 31, 2015	$484,599	$778,065	$—	$1,262,664
Additions	—	11,634	—	11,634
Amortization	(40,220)	(67,279)	—	(107,499)
Write-down/impairment	—	(16,330)	—	(16,330)
Foreign currency translation	—	(57,787)	—	(57,787)

December 31, 2016	$444,379	$648,303	$—	$1,092,682
Additions	231	—	—	231
Amortization	(40,691)	(52,825)	—	(93,516)
Write-down/impairment	—	(10,564)	—	(10,564)
Foreign currency translation	—	120,839	—	120,839

December 31, 2017	$403,919	$705,753	$—	$1,109,672

In 2017, we recognized a $10.5 million impairment on a network distribution right in preparation for the sale of this intangible asset.

In 2016, we recognized a $15.9 million impairment on the long-lived intangible assets of our APAC reporting unit, within International Networks, which was recognized as accelerated amortization and recorded in amortization in our statements of operations and as a reduction to intangible assets, net on our consolidated balance sheets.

Separately acquired intangible assets reflect the acquisition of certain rights that will expand our opportunity to earn future revenues. Cash payments for these acquired rights totaled $9.9 million, $9.9 million and $11.0 million in 2017, 2016 and 2015, respectively, and are included in other, net within investing activities in our consolidated statements of cash flows.

Amortization expense associated with intangible assets for each of the next five years is expected to be as follows:

(in thousands)	Estimated Amortization *
2018	$99,442
2019	$95,701
2020	$91,759
2021	$89,577
2022	$77,966
Thereafter	$655,227
* The functional currency of certain foreign subsidiaries differs from the USD, so these amounts are subject to change as exchange rates fluctuate.

11. ACCRUED LIABILITIES

Accrued current liabilities consisted of the following:

	December 31,
(in thousands)	2017	2016
Rent	$15,660	$19,899
Advertising rebates	20,403	15,966
Marketing and advertising	14,334	14,385
Interest	6,504	6,644
Taxes payable	35,841	456
Other	96,914	95,130

Total accrued liabilities	$189,656	$152,480

12. INCOME TAXES

We file a consolidated U.S. federal income tax return, unitary tax returns in certain states and separate income tax returns for certain of our subsidiary companies in other states, as well as in foreign jurisdictions. Included in our federal and state income tax returns is our proportionate share of the taxable income or loss of partnerships and limited liability companies that are treated as partnerships for tax purposes (“pass-through entities”). Our consolidated financial statements do not include any significant provision for income taxes on the income of pass-through entities attributed to the non-controlling interests.

Food Network and Cooking Channel are operated under the Partnership.

Income (loss) from operations before income taxes consisted of the following:

	Year ended December 31,
(in thousands)	2017	2016	2015
United States	$1,234,680	$1,393,410	$1,187,353
Foreign	76,530	(115,632)	(65,489)

Total	$1,311,210	$1,277,778	$1,121,864

The determination of US/non-US is primarily based on legal entity structure, which differs from our reportable segment structure.

The provision for income taxes consisted of the following:

	Year ended December 31,
(in thousands)	2017	2016	2015
Current:
Federal	$334,758	$334,744	$345,204
State and local	56,723	107,550	32,393
Foreign	38,601	(1,553)	(6,183)

Total current income tax provision	430,082	440,741	371,414

Deferred:
Federal	51,798	(7,808)	(31,731)
State and local	(15,923)	(586)	5,611
Foreign	30,902	(2,017)	(1,903)

Total deferred income tax provision (benefit)	66,777	(10,411)	(28,023)

Provision for income taxes	$496,859	$430,330	$343,391

For the year ended December 31, 2017, we had zero current tax expense allocated directly to shareholders’ equity for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes. For the years ended December 31, 2016 and December 31, 2015, $0.5 million of current tax expense and $1.2 million of benefit, respectively, was allocated directly to shareholders’ equity for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes.

Due to the adoption of the new employee share-based compensation accounting guidance during 2016, all excess tax benefits and deficiencies are recognized as income tax expense in the consolidated statements of operations.

On December 22, 2017, the 2017 Tax Act was signed into law, resulting in significant changes in the U.S. tax code. Changes included, but are not limited to:

•	a reduction in the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent, effective January 1, 2018;

•	imposition of a one-time transition tax on the accumulated unremitted earnings of foreign subsidiaries;

•	a general elimination of U.S. federal income taxes on dividends from foreign subsidiaries; and

•	a provision that requires a current inclusion for certain so called global intangible low-taxed income (“GILTI”).

Based on our initial analysis of the 2017 Tax Act, which is still in process, we recognized $79.6 million of tax expense related to the re-measurement of domestic deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future. In addition, while certain of our foreign subsidiaries have unremitted earnings for U.S. GAAP purposes, we are in a net foreign deficit position for U.S. tax purposes due to losses incurred by certain of our other foreign subsidiaries. Consequently, we are not liable for the transition tax.

The 2017 Tax Act provisions regarding GILTI apply if a controlled foreign corporation earnings exceed an amount equal to a standard rate of return on its tangible assets. Under these circumstances, excess income must be included in the gross income of the company’s U.S. shareholder. Because of the complexity of the new GILTI tax rules, we are continuing to evaluate these provisions of the Tax Act and will further consider the accounting policy election within the measurement period as provided for under the SEC’s guidance.

The SEC has provided guidance regarding the accounting for the tax effects of the 2017 Tax Act. To the extent that a registrant’s accounting for certain income tax effects of the 2017 Tax Act is incomplete because it does not have the necessary information available, prepared, or analyzed to complete the related accounting, it may make a reasonable estimate of the tax effects. In accordance with this guidance, management has made a reasonable estimate of the 2017 Tax Act effects, as disclosed above, but will continue to assess its impact as more information and guidance becomes available.

The difference between the statutory rate for federal income tax and the effective income tax rate was as follows:

	Year ended December 31,
	2017	2016	2015
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Effect of:
U.S. state and local income taxes, net of federal income tax benefit	2.2	5.6	2.2
Income of pass-through entities allocated to non-controlling interests	(5.1)	(4.8)	(5.4)
Section 199 - Domestic Production Activities deduction	(2.5)	(2.4)	(2.5)
2017 Tax Act	6.1	—	—
Foreign tax law changes	2.3	—	—
Foreign earnings at other than U.S. rates	(2.0)	(0.3)	0.2
Other	1.9	0.6	1.1

Effective income tax rate	37.9%	33.7%	30.6%

The approximate effect of the temporary differences giving rise to deferred income tax (assets) liabilities were as follows:

	December 31,
(in thousands)	2017	2016
Deferred tax assets:
Accrued expenses	$(27,862)	$(32,120)
Deferred compensation	(59,815)	(85,524)
Net operating loss carry-forwards	(197,396)	(145,414)
Investments	(91,828)	(129,113)
State taxes and interest	(31,101)	(52,999)
Property and equipment	(27,034)	(34,267)
Other	(13,915)	(32,310)

Total deferred tax assets:	(448,951)	(511,747)

Deferred tax liabilities:
Intangible assets	179,764	157,675
Programs and program licenses	1,823	54,908
Other	6,992	5,544

Total deferred tax liabilities:	188,579	218,127

Valuation allowance for deferred tax assets	155,513	118,329

Net deferred tax asset	$(104,859)	$(175,291)

As of December 31, 2017, there were $0.9 million of net operating loss (“NOL”) carry-forwards for federal income tax purposes with expiration beginning in 2032, $23.0 million of NOL carry-forwards in various state jurisdictions with expiration dates between 2029 and 2034 and $901.2 million of NOL carry-forwards in various foreign jurisdictions. Some of the foreign losses have an indefinite carry-forward period, and certain of the foreign losses expire beginning in 2018. A large portion of the deferred tax assets for the foreign and state loss carry-forwards has been reduced by a $149.4 million valuation allowance, as it is more likely than not that those NOL carry-forwards will not be realized.

The Company has recorded a valuation allowance against deferred tax assets totaling $155.5 million and $118.3 million as of December 31, 2017 and December 31, 2016, respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Future reductions in the valuation allowance associated with a change in management’s determination of the Company’s ability to realize these deferred tax assets may result in a decrease in the provision for income taxes. The valuation allowance increase is primarily related to certain prior year foreign NOLs that management has concluded will not be utilized in the future, partially offset by the expiration of prior year foreign NOLs that occurred during the year ended December 31, 2017. The valuation allowance was further impacted by currency fluctuations and changes in various foreign tax rates that occurred during the year ended December 31, 2017 and by management’s determination that it is more likely than not that certain foreign NOLs incurred during the year ended December 31, 2017 will not be realized.

No provision has been made for U.S. federal and state income taxes or international income taxes that may result from future remittances of the undistributed earnings of foreign subsidiaries that are determined to be indefinitely reinvested, which were approximately $125.7 million at December 31, 2017. Determination of the amount of any unrecognized deferred income tax liability on these is not practicable.

The activity related to gross unrecognized tax benefits was as follows:

	Year ended December 31,
(in thousands)	2017	2016	2015
Gross unrecognized tax benefits - beginning of year	$129,319	$109,693	$96,166
Increases in tax positions for prior years	45,927	9,567	19,679
Decreases in tax positions for prior years	(1,566)	(19,243)	—
Increases in tax positions for current year	13,772	30,142	17,712
Settlements with taxing authorities	(56,246)	(782)	495
Lapse in statute of limitations	(872)	(58)	(24,359)

Gross unrecognized tax benefits - end of year	$130,334	$129,319	$109,693

The total net unrecognized tax benefits that would affect the effective tax rate, if recognized were $103.2 million at December 31, 2017, $84.2 million at December 31, 2016 and $78.3 million at December 31, 2015. We accrue interest and penalties related to unrecognized tax benefits in our provision for income taxes. We recognized $(0.4) million, $7.4 million and $0.1 million of interest expense and penalties in 2017, 2016 and 2015, respectively. We have accrued $18.2 million, $22.5 million and $11.5 million gross interest and penalties as of the year ended December 31, 2017, December 31, 2016 and December 31, 2015, respectively.

We file income tax returns in the U.S. and in various state, local and foreign jurisdictions. We are routinely examined by tax authorities in these jurisdictions. As of December 31, 2017, the Company is no longer subject to U.S. federal examinations for years before 2014. It is possible that examinations by tax authorities in state and foreign jurisdictions may be resolved within 12 months. Exclusive of interest and penalties, it is reasonably possible that our gross unrecognized tax benefits may decrease within the next 12 months by a range of zero to $21.9 million, primarily due to settlement of tax examinations and expiration of the statute of limitations.

With a few exceptions, the Company is no longer subject to examinations by state, local or foreign tax authorities for years prior to 2013.

13. DEBT

Debt consisted of the following:

		December 31, 2017
(in thousands)	Maturity	Gross	Debt Issuance Costs	Net Carrying Amount
Amended Revolving Credit Facility	2019 - 2020	$40,000	$—	$40,000
2.75% Senior Notes	2019	499,334	(1,375)	497,959
2.80% Senior Notes	2020	599,011	(2,390)	596,621
3.50% Senior Notes	2022	399,218	(2,425)	396,793
3.90% Senior Notes	2024	497,477	(2,733)	494,744
3.95% Senior Notes	2025	499,295	(3,407)	495,888

Total debt		2,534,335	(12,330)	2,522,005
Current portion of debt		—	—	—

Debt (less current portion)		$2,534,335	$(12,330)	$2,522,005

Fair value of debt *				$2,565,041

		December 31, 2016
(in thousands)	Maturity	Gross	Debt Issuance Costs	Net Carrying Amount
Amended Revolving Credit Facility	2019 - 2020	$475,000	$—	$475,000
Term Loan	2017	250,000	(68)	249,932
2.75% Senior Notes	2019	498,979	(2,124)	496,855
2.80% Senior Notes	2020	598,602	(3,378)	595,224
3.50% Senior Notes	2022	399,040	(2,975)	396,065
3.90% Senior Notes	2024	497,110	(3,133)	493,977
3.95% Senior Notes	2025	499,200	(3,867)	495,333

Total debt		3,217,931	(15,545)	3,202,386
Current portion of debt		(250,000)	68	(249,932)

Debt (less current portion)		$2,967,931	$(15,477)	$2,952,454

Fair value of debt *				$3,254,862

*  The fair value of the Senior Notes was estimated using Level 2 inputs comprised of quoted prices in active markets, market indices and interest rate measurements for debt with similar remaining maturity.

Revolving Credit Facility

In May 2015, we entered into the Amended Revolving Credit Facility. The Amended Revolving Credit Facility permits borrowings up to an aggregate principal amount of $900.0 million, which may be increased to $1,150.0 million at our option. The Amended Revolving Credit Facility matures in March 2020, with the exception of $32.5 million, which matures in March 2019.

Borrowings under the Amended Revolving Credit Facility incur interest charges based on the Company’s credit ratings, with drawn amounts incurring interest at LIBOR plus a range of 69 to 130 basis points and a facility fee ranging from 6 to 20 basis points, also subject to the Company’s credit ratings.

The Company had $40.0 million and $475.0 million of outstanding borrowings under the Amended Revolving Credit Facility as of December 31, 2017 and December 31, 2016, respectively. The weighted average interest was 2.1% and 1.8% for the years ended December 31, 2017 and December 31, 2016, respectively. Outstanding letters of credit under the Amended Revolving Credit Facility totaled $0.7 million and $0.8 million as of December 31, 2017 and December 31, 2016, respectively.

Term Loan

In June 2015, we entered into a $250.0 million senior unsecured Term Loan agreement. The Term Loan had a maturity date of June 2017, with outstanding borrowings incurring interest at LIBOR plus a range of 62.5 to 137.5 basis points, subject to the Company’s credit ratings. The weighted average interest rate on the Term Loan was 2.0% and 1.7% for the years ended December 31, 2017 and December 31, 2016, respectively. The Term Loan was repaid in accordance with its terms in the second quarter of 2017 and is classified within current portion of debt on our consolidated balance sheet as of December 31, 2016.

Senior Notes

In November 2014, we completed the sale of the 2019 Notes and the 2024 Notes. Interest is due on the 2019 Notes and 2024 Notes on May 15th and November 15th each year. Net proceeds from the issuance of these notes were utilized to repay the 2015 Notes that matured in January 2015.

In June 2015, we completed the sale of the 2020 Notes, the 2022 Notes and the 2025 Notes, the “Newly Issued Notes”. The Newly Issued Notes are unsecured senior obligations of the Company and rank equally in right of payment with the Company’s existing and future unsecured and unsubordinated indebtedness. The proceeds of the Newly Issued Notes were used, in part, to fund the Transactions (see Note 4 – Significant Transactions).

In July 2015, the Company paid €364.9 million to retire the €300.0 million 2021 PIK Notes, which was debt at the parent of TVN and included as a component of the debt assumed in the Acquisition purchase price. The payment included the aggregate principal and a required make-whole component totaling €363.4 million, as well as accrued interest of €1.5 million. The extinguishment of debt, including the make-whole component, is separately reflected within financing activities in our consolidated statements of cash flows.

In September 2015 TVN Finance Corp. executed a partial pre-payment of the 2020 TVN Notes totaling €45.1 million, comprised of principal of €43.0 million, accrued interest of €0.8 million and premium of €1.3 million. The extinguishment of debt is separately reflected within financing activities in our consolidated statement of cash flows.

In November, 2015 TVN Finance Corp. executed a full early redemption of the 2018 TVN Notes totaling €118.9 million, comprised of principal of €116.6 million, accrued interest of a nominal amount and premium of €2.3 million. An additional €4.6 million was paid simultaneously in fulfillment of the November 15 coupon payment due. The extinguishment of debt is separately reflected within financing activities in our consolidated statement of cash flows.

In November 2015, TVN Finance Corp. executed a second partial pre-payment of the 2020 TVN Notes totaling €45.6 million, comprised of principal of €43.0 million, accrued interest of €1.3 million and premium of €1.3 million. At December 31, 2015, €344.0 million was outstanding on the 2020 TVN Notes. The extinguishment of debt is separately reflected within financing activities in our consolidated statement of cash flows.

In September 2016, TVN Finance Corp. executed a third pre-payment of its 2020 TVN Notes totaling €45.1 million, comprised of principal of €43.0 million, accrued interest of €0.8 million and premium of €1.3 million. The extinguishment of debt is separately reflected within financing activities in our consolidated statement of cash flows.

In December 2016, TVN Finance Corp. executed an early redemption for the balance of the 2020 TVN Notes outstanding totaling €323.2 million, comprised of principal of €301.0 million, accrued interest of €11.1 million and premium of €11.1 million. The extinguishment of debt is separately reflected within financing activities in our consolidated statement of cash flows.

In December 2016, the 2016 Notes matured and were repaid in full.

Debt Issuance Costs

Debt issuance costs capitalized and included as a reduction against debt on our consolidated balance sheets included $12.3 million and $15.5 million of debt issuance costs as of December 31, 2017 and December 31, 2016, respectively. Debt issuance costs of $0.7 million and $1.1 million related to the Amended Revolving Credit Facility are included within other non-current assets on our consolidated balance sheets as of December 31, 2017 and December 31, 2016, respectively. We amortized $5.0 million, $6.0 million and $6.0 million of debt issuance costs within interest expense, net in our consolidated statement of operations for the years ended December 31, 2017, December 31, 2016 and December 31, 2015, respectively.

Debt Covenants

The Amended Revolving Credit Facility and all of our Senior Notes include certain affirmative and negative covenants, including limitations on the incurrence of additional indebtedness and maintenance of a maximum leverage ratio.

14. EMPLOYEE BENEFIT PLANS

Defined Benefit Plans

We sponsor the Pension Plan, which covers certain of our U.S.-based employees. Expense recognized in relation to the Pension Plan is based upon actuarial valuations. Inherent in those valuations are key assumptions including discount rates and, where applicable, expected returns on assets and projected future salary rates. The discount rates used in the valuation of the Pension Plan are evaluated annually based on current market conditions. Benefits are generally based on the employee’s compensation and years of service.

We also have a SERP. The SERP, which is unfunded, provides defined pension benefits, in addition to what is provided under the Pension Plan, to eligible executives based on average earnings, years of service and age at retirement.

In 2009, the Pension Plan was amended whereby no additional service benefits will be earned by participants after December 31, 2009. The amount of eligible compensation that is used to calculate a plan participant’s pension benefit will continue to include any compensation earned by the employee through December 31, 2019, after which time all plan participants will have a frozen pension benefit.

The measurement date used for the Pension Plan and SERP is December 31. The expense components consisted of the following:

	Pension Plan			SERP
	Year ended December 31,			Year ended December 31,
(in thousands)	2017	2016	2015	2017	2016	2015
Interest cost	$3,318	$3,133	$2,940	$1,904	$1,519	$1,713
Expected return on plan assets, net of expenses	(3,969)	(3,851)	(3,876)	—	—	—
Amortization of net loss	3,040	2,256	2,095	3,171	2,471	2,354
Special termination benefits	—	—	860	—	—	290
Settlement charges	1,409	—	3,345	2,006	2,514	1,121

Total	$3,798	$1,538	$5,364	$7,081	$6,504	$5,478

We made contributions of $1.4 million and $10.0 million to fund the Pension Plan during the years ended December 31, 2017 and December 31, 2016, respectively. We anticipate contributing $2.7 million to fund the Pension Plan in 2018.

We made $4.3 million and $5.7 million in SERP benefit payments during the years ended December 31, 2017 and December 31, 2016, respectively. We anticipate making $12.9 million in SERP benefit payments in 2018.

Assumptions used in determining the Pension Plan expense were as follows:

	Pension Plan			SERP
	Year ended December 31,			Year ended December 31,
	2017	2016	2015	2017	2016	2015
Discount rate	3.60%	3.75%	3.46%	3.13%	3.39%	3.14%
Long-term rate of return on plan assets	7.50%	7.50%	7.50%	N/A	N/A	N/A
Rate of compensation increases	4.20%	4.32%	4.54%	3.37%	3.10%	4.41%

Input	Description
Discount rate	Based on a bond portfolio approach that includes securities rated Aa or better with maturities matching our expected benefit payments from the plans.

Long-term rate of return on plan assets	Based on the weighted-average expected rate of return and capital market forecasts for each asset class employed and also considers our historical compounded return on plan assets for ten and 15 year periods.

Increase in compensation levels	Based on actual past experience and the near-term outlook.

Obligations and Funded Status

Defined benefit obligations and funded status are actuarially valued as of the end of each year. The following table presents information about our plan assets and obligations:

	Pension Plan		SERP
	Year ended December 31,		Year ended December 31,
(in thousands)	2017	2016	2017	2016
Accumulated benefit obligation	$93,084	$88,733	$56,004	$49,520
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$94,732	$84,621	$55,464	$52,274
Interest cost	3,318	3,133	1,904	1,519
Benefits paid	(922)	(3,750)	(253)	(251)
Actuarial losses	5,075	10,728	11,024	7,395
Settlement charges	(4,334)	—	(4,011)	(5,473)

Projected benefit obligation at end of year	97,869	94,732	64,128	55,464

Plan assets:
Fair value at beginning of year	55,630	45,713	—	—
Actual return on plan assets	8,934	3,667	—	—
Company contributions	1,417	10,000	4,264	5,724
Benefits paid	(922)	(3,750)	(253)	(251)
Settlement charges	(4,334)	—	(4,011)	(5,473)

Fair value at end of year	60,725	55,630	—	—

Under funded status	$(37,144)	$(39,102)	$(64,128)	$(55,464)

Amounts recognized as assets and liabilities in the consolidated balance sheets:
Current liabilities	$—	$—	$(12,929)	$(11,832)
Non-current liabilities	(37,144)	(39,102)	(51,199)	(43,632)

Total	$(37,144)	$(39,102)	$(64,128)	$(55,464)

Amounts recognized in accumulated other comprehensive loss consist of:
Net loss	$31,819	$36,158	$30,988	$25,142

Other changes in plan assets and benefit obligations recognized in net periodic benefit cost and other comprehensive loss for the defined benefit plans consist of:

	Pension Plan			SERP
	Year ended December 31,			Year ended December 31,
(in thousands)	2017	2016	2015	2017	2016	2015
Net actuarial loss	$109	$10,912	$5,695	$11,024	$7,395	$566
Amortization of net loss	(3,040)	(2,256)	(2,095)	(3,171)	(2,471)	(2,354)
Settlement charges	(1,409)	—	(3,345)	(2,006)	(2,514)	(1,121)

Total recognized in other comprehensive (income) loss	(4,340)	8,656	255	5,847	2,410	(2,909)
Net periodic benefit cost	3,798	1,538	5,364	7,081	6,504	5,478

Total recognized in net periodic benefit cost and other comprehensive loss	$(542)	$10,194	$5,619	$12,928	$8,914	$2,569

We expect to recognize $2.6 million and $3.0 million of amortization related to the Pension Plan and SERP, respectively, from accumulated other comprehensive loss into net periodic benefit cost for the net actuarial loss during 2018.

Accumulated benefit obligation in excess of plan assets for the defined benefit plans is as follows:

	Pension Plan		SERP
	Year ended December 31,		Year ended December 31,
(in thousands)	2017	2016	2017	2016
Accumulated benefit obligation	$93,084	$88,733	$56,004	$49,520
Fair value of plan assets	$60,725	$55,630	$—	$—

Projected benefit obligation in excess of plan assets for the defined benefit plans is as follows:

	Pension Plan		SERP
	Year ended December 31,		Year ended December 31,
(in thousands)	2017	2016	2017	2016
Projected benefit obligation	$97,869	$94,732	$64,128	$55,464
Fair value of plan assets	$60,725	$55,630	$—	$—

Assumptions used to determine benefit obligations for the defined benefit plans were as follows:

	Pension Plan		SERP
	Year ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Discount rate	3.23%	3.60%	2.92%	3.13%
Rate of compensation increases	3.61%	4.20%	3.13%	3.37%

Plan Assets

Our investment policy is to maximize the total rate of return on plan assets to meet the long-term funding obligations of the Pension Plan. Pension Plan assets are invested using a combination of active management and passive investment strategies. Risk is controlled through diversification among multiple asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning return targets and evaluating performance against these targets. Pension Plan asset allocations by asset category were as follows:

	Target Allocations	December 31,
Investment Type	for 2018	2017	2016
U.S. equity securities	27.0%	30.0%	32.7%
Non-U.S. equity securities	39.0%	41.7%	35.1%
Fixed-income securities	30.0%	23.2%	27.2%
Other	4.0%	5.1%	5.0%

Total	100.0%	100.0%	100.0%

Investment Type	Description
U.S. equity securities	Includes common stocks of large, medium and small companies that are predominantly U.S.-based.

Non-U.S. equity securities	Includes common stocks of large, medium and small companies that are domiciled outside the U.S.

Fixed-income securities	Includes securities issued or guaranteed by the U.S. government and corporate debt obligations as well as investments in hedge fund products.

Other	Includes real estate investment, such as office, retail, apartment and industrial properties.

Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Plan asset categories that are measured at fair value and the level of inputs utilized for fair value are as follows:

	December 31, 2017
(in thousands)	Total	Level 1	Level 2	Level 3
U.S. equity securities
Mutual funds	$18,243	$18,243	$—	$—
Non-U.S. equity securities
Mutual funds	25,377	25,377	—	—
Fixed income securities
Mutual funds	14,012	14,012	—	—
Other
Alternative investment funds	2,762	—	2,762	—

Subtotal	$60,394	$57,632	$2,762	$—
Cash	331	331	—	—

Total	$60,725	$57,963	$2,762	$—

	December 31, 2016
(in thousands)	Total	Level 1	Level 2	Level 3
U.S. equity securities
Mutual funds	$18,222	$18,222	$—	$—
Non-U.S. equity securities
Mutual funds	19,563	19,563	—	—
Fixed income securities
Mutual funds	15,135	15,135	—	—
Other
Alternative investment funds	2,609	—	2,609	—

Subtotal	$55,529	$52,920	$2,609	$—
Cash	102	102	—	—

Total	$55,631	$53,022	$2,609	$—

The estimated future benefit payments expected to be paid out for the defined benefits plans over the next ten years are as follows:

(in thousands)	Pension Plan	SERP
2018	$6,584	$12,929
2019	$5,618	$6,039
2020	$5,907	$12,646
2021	$6,039	$3,076
2022	$6,251	$3,482
Thereafter	$33,038	$13,716

Defined Contribution Retirement Plan

Substantially all U.S.-based employees of the Company are covered by a Company-sponsored defined contribution plan (“DC Plan”). The Company matches a portion of employees’ voluntary contribution to this plan and makes additional contributions to eligible employees’ 401K accounts in accordance with enhanced provisions to the DC Plan. The amount contributed to each employee’s account is a percentage of the employee’s total eligible compensation based on age and service with the Company as of the first day of each year. Expense related to our DC plan was $19.0 million, $17.8 million and $17.4 million in 2017, 2016 and 2015, respectively.

Employees of TVN and their subsidiaries are covered by state managed defined contribution plans. Contributions to these defined contribution plans are charged to the statements of operations in the period to which they relate. Expense related to these defined contribution plans was $4.8 million, $4.4 million and $2.1 million in 2017, 2016 and 2015, respectively.

Executive Deferred Compensation Plan

The Deferred Compensation Plan is available to certain management level employees and directors of the Company. Under the Deferred Compensation Plan, participants may elect to defer receipt of a portion of their annual base compensation and/or bonus. The Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits. We use corporate-owned life insurance contracts held in a rabbi trust to support the plan. We had investments within this rabbi trust valued at $52.1 million, including $45.4 million of cash surrender value of Company-owned life insurance contracts and $6.7 million held in mutual funds, at December 31, 2017. We had investments within this rabbi trust valued at $45.0 million, including $34.4 million of cash surrender value of Company-owned life insurance contracts and $10.6 million held in mutual funds, at December 31, 2016. These mutual funds are valued using Level 1 and Level 2 inputs. These instruments are included within other non-current assets on our consolidated balance sheets. Gains or losses related to these insurance contracts and mutual fund investments are included within miscellaneous, net in our consolidated statements of operations. The unsecured obligation totaled $68.3 million and $53.6 million as of December 31, 2017 and December 31, 2016, respectively. The long-term portion of the unsecured obligation totaled $65.3 million and $47.0 million as of December 31, 2017 and December 31, 2016, respectively, and is included within other non-current liabilities on our consolidated balance sheets. The short-term portion of the unsecured obligation totaled $3.0 million and $6.6 million as of December 31, 2017 and December 31, 2016, respectively, and is included within accrued liabilities on our consolidated balance sheets.

15. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consisted of the following:

	December 31,
(in thousands)	2017	2016
Pension and post-employment benefits	$88,343	$82,734
Deferred compensation	65,319	47,008
Uncertain tax positions	148,504	151,821
Other	13,051	21,318

Other non-current liabilities	$315,217	$302,881

16. DERIVATIVE FINANCIAL INSTRUMENTS

In order to minimize earnings and cash flow volatility resulting from foreign currency exchange rate changes, we may enter into derivative instruments, principally forward and option foreign currency contracts. These contracts are designed to hedge anticipated foreign currency transactions and changes in the value of specific assets, liabilities and probable commitments. We do not enter into derivative instruments for speculative trading purposes.

The free-standing derivative forward contracts are used to offset our exposure to the change in value of specific foreign currency denominated assets and liabilities. These derivatives are not designated as hedges. Changes in the value of these contracts are recognized in earnings, thereby offsetting the current earnings effect of the related change in functional currency value of foreign currency denominated assets and liabilities. The gross notional amount of these contracts outstanding was zero at December 31, 2017 and December 31, 2016.

We recognized $11.3 million of net losses, $17.9 million of net gains and $50.3 million of net gains from derivatives in 2017, 2016 and 2015, respectively, included within (loss) gain on derivatives in the consolidated statements of operations. Additionally, we recorded $86.7 million foreign currency transaction net gains, $16.1 million of foreign currency transaction net losses and $22.4 million of foreign currency transaction net losses in 2017, 2016 and 2015, respectively, which are included within miscellaneous, net in our consolidated statements of operations.

17. REDEEMABLE NON-CONTROLLING INTERESTS AND NON-CONTROLLING INTEREST

Redeemable Non-controlling Interests

A non-controlling owner previously held a 35.0 percent interest in the Travel Channel. The owner of the non-controlling interest had a put option requiring us to purchase their interest, and we had a call option to acquire their interest. In February 2016, we purchased the remaining 35.0 percent non-controlling interest for $99.0 million, resulting in our 100.0 percent ownership of Travel Channel.

A non-controlling owner previously held a 30.0 percent interest in FNLA. In December 2016, we purchased the remaining 30.0 percent non-controlling interest in FNLA for $4.5 million, resulting in our 100.0 percent ownership of FNLA.

The following table summarizes the activity for account balances whose fair value measurements are estimated utilizing Level 3 inputs:

	December 31,
(in thousands)	2017	2016
Balance - beginning of year	$—	$99,000
Net income	—	1,018
Fair value adjustments	—	3,482
Purchase of non-controlling interest	—	(103,500)

Balance - end of year	$—	$—

The net income amount reflected in the table above are reported within net income attributable to non-controlling interests in our consolidated statements of operations.

Non-controlling Interest

The Food Network and Cooking Channel are operated and organized under the terms of the Partnership. The Company and a non-controlling owner hold interests in the Partnership. During the fourth quarter of 2016, the Partnership agreement was extended and specifies a dissolution date of December 31, 2020. If the term of the Partnership is not extended prior to that date, the Partnership agreement permits the Company, as holder of 80.0 percent of the applicable votes, to reconstitute the Partnership and continue its business. If for some reason the Partnership is not continued, it will be required to limit its activities to winding up, settling debts, liquidating assets and distributing proceeds to the partners in proportion to their partnership interests.

18. SHAREHOLDERS’ EQUITY

Capital Stock

SNI’s capital structure includes Common Voting Shares and Class A Common Shares. Our Amended and Restated Articles of Incorporation provide that the holders of Class A Common Shares, who are not entitled to vote on any other matters except as required by Ohio law, are entitled to elect the greater of three or one-third of the directors. The Common Voting Shares and Class A Common Shares have equal dividend distribution rights.

Incentive Plans

The SNI 2015 Amended LTI Plan provides for long-term equity incentive compensation for key employees and members of the Board. The 2015 Amended LTI Plan authorizes the grant of discretionary awards for employees and non-employee directors in the form of incentive or non-qualified stock options, stock appreciation rights, restricted shares, RSUs, performance shares, PBRSUs and other share-based awards and dividend equivalents. The Company has reserved 8.0 million Class A Common Shares for issuance under the 2015 Amended LTI Plan. The 2015 Amended LTI Plan will remain in effect until February 2025, unless terminated sooner by the Board. Termination will not affect outstanding grants and awards

We satisfy stock option exercises and vested stock awards with newly-issued shares. Shares available for future share compensation grants totaled 6.3 million at December 31, 2017.

Stock Options

Stock options grant the recipient the right to purchase Class A Common Shares at not less than 100.0 percent of the fair market value on the date the option is granted. Stock options generally vest ratably and become exercisable over a three year period conditioned upon the individual’s continued employment through that period, while those granted to non-employee directors vest over a one year period. Stock options generally vest immediately upon retirement, death or disability of the employee or upon a change in control of the Company or of the business in which the individual is employed. Unvested options are forfeited if employment is terminated for other reasons. Stock options granted to employees and non-employee directors generally have an eight year term. Stock options granted to non-employee directors prior to 2010 have a ten year term. Information about options is as follows:

(shares in thousands)	Number of Shares	Weighted- Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2016	2,568	$60.04
Granted	—
Exercised	(483)
Forfeited	(20)

Outstanding at December 31, 2017	2,065	62.08	4.0	$42,437

Vested and expected to vest at December 31, 2017	2,065	62.08	4.0	42,437

Options exercisable at December 31, 2017	1,640	$53.40	3.5	$34,450

Additional information on exercises of stock options is as follows:

	Year ended December 31,
(in thousands)	2017	2016	2015
Cash received upon exercise	$23,662	$15,110	$9,207
Intrinsic value	$15,278	$7,925	$6,030

Restricted Stock Units

RSUs are converted into equal number of Class A Common Shares at the vesting date. The fair value of RSUs is based on the closing price of Class A Common Shares on the grant date. RSUs generally vest ratably over a range of one to five years conditioned upon the individual’s continued employment through that period. RSUs generally vest immediately upon retirement, death or disability of the employee or upon a change in control of the Company or of the business in which the individual is employed. Unvested RSUs are forfeited if employment is terminated for other reasons.

Additional information about RSUs is as follows:

		Grant Date Fair Value
(shares in thousands)	Units	Weighted Average
Unvested at December 31, 2016	380	$46.48
Granted	351	$77.97
Converted	(292)	$72.65
Forfeited	(19)	$70.55

Unvested at December 31, 2017	420	$41.21

Performance Based Restricted Stock Units

PBRSUs that have been awarded represent the right to receive a grant of RSUs if certain performance measures are met. Each award specifies a target number of shares to be issued and the specific performance criteria that must be met. The number of shares that an employee receives may be less or more than the target number of shares, depending on the extent to which the specified performance measures are attained. The shares earned are issued as RSUs following the performance period and vest over a service period from the date of issuance. Generally, PBRSUs are tied to the Company’s cash flow initiatives.

Additional information about PBRSUs is as follows:

		Grant Date Fair Value
(shares in thousands)	Units	Weighted Average
Unvested at December 31, 2016	515	$74.67
Granted	211	$79.99
Converted	(91)	$70.69
Net adjustments based on performance	(35)	$81.98

Unvested at December 31, 2017	600	$68.38

Share-Based Compensation

Compensation expense is based on the grant date fair value of the award. The fair value of awards that grant an individual the underlying shares such as RSUs and PBRSUs, is measured by the fair value of a Class A Common Share of SNI stock. The fair value of awards that grant an individual the right to the appreciation of the underlying shares, such as stock options, is measured using a binomial lattice model. A Monte Carlo simulation model is used to determine the fair value of awards with market conditions.

Compensation expense is recognized on a straight-line basis over the requisite service period of the award, with the impact of forfeitures realized as terminations occur. The requisite service period is generally the vesting period stated in the award. Share-based awards generally vest upon the retirement of the employee, so grants to retirement-eligible employees are expensed immediately, and grants to employees who will become retirement-eligible prior to the end of the stated vesting period are expensed over such shorter period.

We did not issue stock options during the year ended December 31, 2017.

The weighted-average assumptions used in the binomial lattice model are as follows:

	Year ended December 31,
	2016	2015
Weighted-average fair value of stock options granted	$12.53	$15.18
Assumptions used to determine fair value:
Dividend yield	1.62%	1.28%
Risk-free rate of return	1.29%	1.49%
Expected life (years)	4.9	5.0
Expected volatility	25.2%	24.7%

Input	Description
Dividend yield	Considers our historical dividend yield paid and expected dividend yield over the life of the options.

Risk-free rate	Based on the U.S. Treasury yield curve in effect at the time of grant.

Expected life	Represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the valuation model.

Expected volatility	Based on a combination of historical share price volatility for a longer period and the implied volatility of exchange-traded options on our Class A Common Shares.

Share-based compensation was as follows:

	Year ended December 31,
(in thousands)	2017	2016	2015
Stock options	$1,093	$7,337	$7,399
RSUs and PBRSUs	39,126	27,861	22,169

Total share-based compensation	$40,219	$35,198	$29,568

Unrecognized share-based compensation expense as of December 31, 2017 was as follows:

(in thousands)	Amount	Weighted-Average Period
Stock options	$513	0.9 years
RSUs and PBRSUs	22,799	1.67 years

Total unrecognized share-based compensation	$23,312

Share Repurchase Program

The Repurchase Programs authorized by the Board permit us to acquire the Company’s Class A Common Shares. We did not repurchase any shares during the years ended December 31, 2017 or December 31, 2016. During the year ended December 31, 2015, we repurchased 4.0 million shares for $288.5 million, including 3.0 million shares repurchased for $216.8 million from Scripps family members.

As of December 31, 2017, $1,512.5 million in authorization remains available for repurchase under the Repurchase Programs. All shares repurchased under the Repurchase Programs are retired and returned to authorized and unissued shares. There is no expiration date for the Repurchase Programs, and we are under no commitment or obligation to repurchase any particular amount of Class A Common Shares under the Repurchase Programs.

19. COMPREHENSIVE INCOME

Changes in accumulated other comprehensive income or loss (“AOCI”) by component, net of income tax, consisted of the following:

	Year ended December 31, 2017
(in thousands)	Foreign Currency Translation	Pension Plan and SERP Liability	Total Accumulated Other Comprehensive (Loss) Income
Balance - beginning of year	$(324,708)	$(38,993)	$(363,701)
Other comprehensive income (loss) before reclassifications	353,468	(1,507)	351,961
Amounts reclassified from AOCI	—	(2,069)	(2,069)

Net current period other comprehensive income (loss)	353,468	(3,576)	349,892

Balance - end of year	$28,760	$(42,569)	$(13,809)

	Year ended December 31, 2016
(in thousands)	Foreign Currency Translation	Pension Plan and SERP Liability	Total Accumulated Other Comprehensive (Loss) Income
Balance - beginning of year	$(98,239)	$(31,994)	$(130,233)
Other comprehensive loss before reclassifications	(226,469)	(11,066)	(237,535)
Amounts reclassified from AOCI	—	4,067	4,067

Net current period other comprehensive loss	(226,469)	(6,999)	(233,468)

Balance - end of year	$(324,708)	$(38,993)	$(363,701)

	Year ended December 31, 2015
(in thousands)	Foreign Currency Translation	Pension Plan and SERP Liability	Total Accumulated Other Comprehensive (Loss) Income
Balance - beginning of year	$(25,122)	$(32,769)	$(57,891)
Other comprehensive (loss) income before reclassifications	(73,117)	2,653	(70,464)
Amounts reclassified from AOCI	—	(1,878)	(1,878)

Net current period other comprehensive (loss) income	(73,117)	775	(72,342)

Balance - end of year	$(98,239)	$(31,994)	$(130,233)

Amounts reclassified to net earnings for Pension Plan and SERP liability adjustments relate to the amortization of actuarial losses and settlement charges. These amounts are included within selling, general and administrative in our consolidated statements of operations and totaled $6.2 million, $4.7 million and $4.4 million in 2017, 2016 and 2015, respectively (see Note 14 – Employee Benefit Plans).

20. COMMITMENTS AND CONTINGENCIES

We are involved in litigation arising in the ordinary course of business, none of which is expected to result in a material loss.

Minimum payments under non-cancelable operating leases as of December 31, 2017 are as follows:

(in thousands)
2018	$27,391
2019	$22,623
2020	$20,725
2021	$18,297
2022	$844
Thereafter	$1,269

We expect that the majority of our operating leases will be replaced with leases for similar facilities upon their expiration.

Rent expense under cancelable and non-cancelable leases was as follows:

(in thousands)
2017	$30,478
2016	$26,643
2015	$28,444

In the ordinary course of business, we enter into long-term service contracts to obtain satellite transmission services or other services. Liabilities for such commitments are recorded when the related services are rendered.

Minimum payments for satellite transmission services as of December 31, 2017 are as follows:

(in thousands)
2018	$37,827
2019	$17,716
2020	$8,853
2021	$3,644
2022	$—
Thereafter	$—

We expect these contracts will be replaced with similar contracts upon their expiration.

21. SEGMENT INFORMATION

The Company has two reportable segments: U.S. Networks and International Networks which is determined based on our management and internal reporting structure.

U.S. Networks includes our six domestic television networks: HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country. Additionally, U.S. Networks includes websites associated with the aforementioned television brands and other internet and digital businesses serving home, food and travel lifestyle-related categories. U.S. Networks also includes our digital content studio, Scripps Lifestyle Studios. We own 100.0 percent of each of our networks, with the exception of Food Network and Cooking Channel, of which we own 68.7 percent. Each of our networks is distributed by cable and satellite operators, telecommunication suppliers and other digital providers, such as those providing streaming, OTT or on-demand services. U.S. Networks generates revenues primarily from advertising sales and distribution fees.

International Networks includes the TVN portfolio of networks as well as HGTV Poland and other lifestyle-oriented networks available in the UK, EMEA, APAC and Latin America. International Networks also includes our 50.0 percent share of the results of UKTV, a general entertainment and lifestyle channel platform in the UK.

Corporate and Other includes the results of businesses not separately identified as reportable segments for external financial reporting purposes and will continue to be disclosed separately from the results of U.S. Networks and International Networks. The Company generally does not allocate employee-related corporate overhead costs to its reportable segments, but rather classifies these expenses within Corporate and Other.

Intersegment revenue eliminations are included in Corporate and Other and totaled $27.1 million, $27.0 million and $26.3 million for the year ended December 31, 2017, December 31, 2016 and December 31, 2015, respectively.

Our CODM, whom we have identified as our CEO, evaluates the operating performance of our businesses and makes decisions about the allocation of resources to the businesses using a measure we refer to as segment profit (loss). Segment profit (loss) is defined as income (loss) from operations before income taxes excluding depreciation, amortization, goodwill write-down, interest expense, net, equity in earnings of affiliates, gain (loss) on derivatives, gain (loss) on sale of investments and other miscellaneous non-operating expenses, which are included in net income (loss) determined in accordance with GAAP.

Information regarding our segments is as follows:

	Year ended December 31, 2017
(in thousands)	U.S. Networks	International Networks	Corporate and Other	Consolidated
Operating revenues:
Advertising	$2,069,422	$435,835	$—	$2,505,257
Distribution	840,175	115,229	—	955,404
Other	57,445	70,756	(27,055)	101,146

Total operating revenues	2,967,042	621,820	(27,055)	3,561,807
Cost of services, excluding depreciation and amortization	918,439	362,573	(27,018)	1,253,994
Selling, general and administrative	620,274	134,240	126,516	881,030

Segment profit (loss)	1,428,329	125,007	(126,553)	1,426,783
Depreciation	43,288	12,546	2,515	58,349
Amortization	40,691	52,825	—	93,516
Goodwill write-down	—	505	—	505

Operating income (loss)	1,344,350	59,131	(129,068)	1,274,413
Interest (expense) income, net	(491)	616	(93,284)	(93,159)
Equity in earnings of affiliates	20,292	39,466	—	59,758
Loss on derivatives	—	—	(11,302)	(11,302)
Loss on sale of investments	—	(526)	(500)	(1,026)
Miscellaneous, net	11,777	28,935	41,814	82,526

Income (loss) from operations before income taxes	$1,375,928	$127,622	$(192,340)	$1,311,210

Additions to property and equipment:	$44,203	$37,590	$5,844	$87,637

	Year ended December 31, 2016
(in thousands)	U.S. Networks	International Networks	Corporate and Other	Consolidated
Operating revenues:
Advertising	$2,029,095	$387,308	$—	$2,416,403
Distribution	785,849	108,529	(11)	894,367
Other	56,480	61,215	(27,030)	90,665

Total operating revenues	2,871,424	557,052	(27,041)	3,401,435
Cost of services, excluding depreciation and amortization	887,554	324,429	(18,755)	1,193,228
Selling, general and administrative	570,420	132,226	104,087	806,733

Segment profit (loss)	1,413,450	100,397	(112,373)	1,401,474
Depreciation	59,298	12,205	56	71,559
Amortization	40,220	83,222	—	123,442
Goodwill write-down	—	57,878	—	57,878

Operating income (loss)	1,313,932	(52,908)	(112,429)	1,148,595
Interest expense, net	(232)	(25,042)	(104,167)	(129,441)
Equity in earnings of affiliates	23,943	47,439	—	71,382
Gain on derivatives	—	—	17,868	17,868
Gain (loss) on sale of investments	208,197	—	(16,373)	191,824
Miscellaneous, net	13,259	98,740	(134,449)	(22,450)

Income (loss) from operations before income taxes	$1,559,099	$68,229	$(349,550)	$1,277,778

Additions to property and equipment:	$45,865	$22,983	$7,017	$75,865

	Year ended December 31, 2015
(in thousands)	U.S. Networks	International Networks	Corporate and Other	Consolidated
Operating revenues:
Advertising	$1,851,574	$210,956	$—	$2,062,530
Distribution	800,134	74,850	—	874,984
Other	64,955	42,085	(26,327)	80,713

Total operating revenues	2,716,663	327,891	(26,327)	3,018,227
Cost of services, excluding depreciation and amortization	794,387	206,321	(13,351)	987,357
Selling, general and administrative	585,087	90,677	109,415	785,179

Segment profit (loss)	1,337,189	30,893	(122,391)	1,245,691
Depreciation	59,428	10,760	2,924	73,112
Amortization	40,166	28,481	—	68,647

Operating income (loss)	1,237,595	(8,348)	(125,315)	1,103,932
Interest expense, net	(2,635)	(23,953)	(81,459)	(108,047)
Equity in earnings of affiliates	43,851	37,065	—	80,916
(Loss) gain on derivatives	—	(3,845)	54,101	50,256
Miscellaneous, net	22,919	17,242	(45,354)	(5,193)

Income from operations before income taxes	$1,301,730	$18,161	$(198,027)	$1,121,864

Additions to property and equipment:	$40,120	$10,424	$1,936	$52,480

No single customer provides more than 10.0 percent of our revenue.

	Year ended December 31,
(in thousands)	2017	2016	2015
Operating revenues by geographic location:
United States	$2,989,325	$2,884,474	$2,726,124
Poland	495,216	443,388	224,720
Other International	77,266	73,573	67,383

Total operating revenues	$3,561,807	$3,401,435	$3,018,227

		December 31,
(in thousands)	2017	2016	2015
Long-lived assets by geographic location:
United States	$1,773,616	$1,809,919	$1,903,918
Poland	2,504,337	2,172,743	2,406,842
Other International	390,348	384,242	541,719

Total long-lived assets	$4,668,301	$4,366,904	$4,852,479

		December 31,
(in thousands)	2017	2016	2015
Assets by segment:
U.S. Networks	$2,793,927	$2,800,137	$2,937,428
International Networks	3,413,152	2,991,607	3,276,989
Corporate and Other	314,601	408,550	457,897

Total assets	$6,521,680	$6,200,294	$6,672,314

Other additions to long-lived assets include investments, capitalized intangible assets and capitalized programs.

Assets held by our businesses outside of the United States totaled $3,379.9 million, $2,955.8 million and $3,238.2 million as of December 31, 2017, December 31, 2016 and December 31, 2015, respectively.

22. SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Year ended December 31, 2017
(in thousands, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Operating revenues	$855,120	$925,046	$825,525	$956,116	$3,561,807

Operating expenses:
Cost of services, excluding depreciation and amortization	279,039	299,851	318,292	356,812	1,253,994
Selling, general and administrative	207,370	212,397	224,192	237,071	881,030
Depreciation	14,960	13,660	14,736	14,993	58,349
Amortization	24,197	25,058	17,400	26,861	93,516
Goodwill write-down	—	—	—	505	505

Total operating expenses	525,566	550,966	574,620	636,242	2,287,394

Operating income	329,554	374,080	250,905	319,874	1,274,413
Interest expense, net	(24,252)	(24,203)	(23,092)	(21,612)	(93,159)
Equity in earnings of affiliates	20,449	20,974	8,758	9,577	59,758
Loss on derivatives	(2,336)	(3,672)	(3,446)	(1,848)	(11,302)
Gain (loss) on sale of investments	—	1,416	(2,442)	—	(1,026)
Miscellaneous, net	27,540	32,181	2,854	19,951	82,526

Income from operations before income taxes	350,955	400,776	233,537	325,942	1,311,210
Provision for income taxes	101,140	115,099	70,454	210,166	496,859

Net income	249,815	285,677	163,083	115,776	814,351
Less: net income attributable to non-controlling interests	(49,915)	(51,602)	(38,995)	(49,904)	(190,416)

Net income attributable to SNI	$199,900	$234,075	$124,088	$65,872	$623,935

Net income attributable to SNI Class A Common and Common Voting shareholders per share of common stock:
Basic	$1.54	$1.80	$0.95	$0.51	$4.79
Diluted	$1.53	$1.79	$0.95	$0.50	$4.76
Weighted average shares outstanding:
Basic	129,921	130,233	130,313	130,392	130,217
Diluted	130,743	130,884	131,262	131,353	131,063
Cash dividends declared per share of common stock	$0.30	$0.30	$0.30	$0.30	$1.20

	Year ended December 31, 2016
(in thousands, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Operating revenues	$816,878	$892,771	$803,085	$888,701	$3,401,435

Operating expenses:
Cost of services, excluding depreciation and amortization	279,667	286,999	298,207	328,355	1,193,228
Selling, general and administrative	198,821	191,133	200,820	215,959	806,733
Depreciation	17,297	16,089	20,370	17,803	71,559
Amortization	31,062	25,654	25,771	40,955	123,442
Goodwill write-down	—	—	—	57,878	57,878

Total operating expenses	526,847	519,875	545,168	660,950	2,252,840

Operating income	290,031	372,896	257,917	227,751	1,148,595
Interest expense, net	(33,745)	(33,175)	(32,609)	(29,912)	(129,441)
Equity in earnings of affiliates	25,678	21,712	8,473	15,519	71,382
Gain on derivatives	2,766	8,267	2,827	4,008	17,868
Gain (loss) on sale of investments	208,197	(16,373)	—	—	191,824
Miscellaneous, net	6,066	(21,672)	21,276	(28,120)	(22,450)

Income from operations before income taxes	498,993	331,655	257,884	189,246	1,277,778
Provision for income taxes	159,047	98,303	76,043	96,937	430,330

Net income	339,946	233,352	181,841	92,309	847,448
Less: net income attributable to non-controlling interests	(49,049)	(48,744)	(35,844)	(40,216)	(173,853)

Net income attributable to SNI	$290,897	$184,608	$145,997	$52,093	$673,595

Net income attributable to SNI Class A Common and Common Voting shareholders per share of common stock:
Basic	$2.25	$1.42	$1.13	$0.40	$5.20
Diluted	$2.24	$1.42	$1.12	$0.40	$5.18
Weighted average shares outstanding:
Basic	129,295	129,562	129,586	129,661	129,529
Diluted	129,790	130,141	130,124	130,350	130,104
Cash dividends declared per share of common stock	$0.25	$0.25	$0.25	$0.25	$1.00

23. RELATED PARTY TRANSACTIONS

Members of the Scripps family who are parties to the Scripps Family Agreement hold a controlling interest in EWS. Therefore, EWS is a related party of the Company. The Scripps Family Agreement governs the transfer and voting of all Common Voting Shares held by certain descendants of Robert P. Scripps, descendants of John P. Scripps, certain trusts of which descendants of John P. Scripps or Robert P. Scripps are trustees or beneficiaries and an estate of a descendent of Robert P. Scripps, who are signatories to such agreement.

SNI made payments to EWS totaling $2.4 million, $2.2 million and $4.8 million, in 2017, 2016 and 2015, respectively. These payments were made pursuant to a 2008 agreement for certain rights granted by a subsidiary of EWS with varying durations. These amounts are included within selling, general and administrative in the consolidated statements of operations.

The Company had transactions with, nC+, an equity method investment of TVN, resulting in $12.1 million, $13.4 million and $5.1 million of revenues in, 2017, 2016 and 2015, respectively.

Historically, the Company surrendered a portion of its taxable losses incurred in the UK to UKTV as consortium relief in accordance with the UK tax law. UKTV compensated the Company for the use of the taxable losses at a rate of 83.3 percent. The Company recognized no tax benefit related to the surrender of UK losses in 2017 and a benefit of approximately $4.9 million and $7.9 million at December 31, 2016 and December 31, 2015, respectively. There was no net receivable related to the tax benefit as of December 31, 2017 and the net receivable related to the tax benefit was approximately $1.6 million and $4.5 million as of December 31, 2016 and December 31, 2015, respectively.

Valuation and Qualifying Accounts

Years Ended December 31, 2017, 2016 and 2015	Schedule II

Schedule II
Column A	Column B	Column C	Column D	Column E	Column F
(in thousands) Classification	Balance Beginning of Period	Additions Charged to Revenues, Costs, Expenses	Deductions Amounts Charged Off-Net	Increase (Decrease) Recorded Acquisitions (Divestitures)	Balance End of Period
Allowance for Doubtful Accounts Receivable December 31,
2017	$26,118	$6,847	$19,803	$—	$13,162
2016	$12,569	$30,917	$17,368	$—	$26,118
2015	$7,889	$8,090	$3,410	$—	$12,569

S-2